UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.       )

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SpartanNash Company

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SpartanNash Company 850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan 49518-8700 (616) 878-2000

SpartanNash Company Notice of Annual Meeting and Proxy Statement

April 11, 2018

Dear SpartanNash Shareholder:

In 2017, SpartanNash made significant progress against key strategic initiatives, including strong sales growth, expansion of the food distribution customer base, diversification of sales channels, and investment in our retail store base, all despite a challenging operating environment. Our accomplishments included:

•	We increased consolidated net sales 5.1% over the prior year, to $8.1 billion.

•	We grew sales in the food distribution segment 15.6% over the prior year to $4.0 billion.

•	The Board of Directors increased the quarterly cash dividend from $0.15 per common share to $0.165 per common share.

•	We returned $35.0 million to shareholders through share repurchases.

Going forward, we will continue to focus on executing strategic initiatives that drive sales growth, improve margins, and ultimately deliver value to our shareholders. These initiatives include:

•	Growing our distribution business by optimizing the network, improving asset utilization, and leveraging programs that will drive more value for our retailers and customers.

•	Expanding our distribution network to be more national in scope so that we can grow with existing customers and reach additional opportunities in a variety of sales channels.

•

Enhancing our corporate-owned retail store base by aligning our marketing and merchandising strategies with consumer behavior. We will accomplish this by offering personalization, value beyond price, affordable wellness, a local focus and a commitment to being socially responsible — all designed to deliver a superior shopping experience.

On behalf of the Board of Directors, our leadership team, and all of our associates, I thank you for your continued support and investment in SpartanNash Company.

Sincerely,

David M. Staples

President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR VOTE BY TELEPHONE OR INTERNET.

SPARTANNASH COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2018 Annual Meeting of Shareholders of SpartanNash Company will be held at the JW Marriott Hotel, 235 Louis Street NW, Grand Rapids, Michigan 49503, on Wednesday, May 23, 2018, at 9:00 a.m., Eastern Daylight Time. At the meeting, we will consider and vote on:

1.	The election of directors from among the nominees identified in this proxy statement;

2.	Advisory approval of the Company’s executive compensation (the “say-on-pay” vote);

3.	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year (the fiscal year ending December 29, 2018); and

4.	Any other business that may properly come before the meeting.

Record date: You may vote if you were a shareholder of record on March 26, 2018.

If you plan to attend the meeting: Attendance is limited to shareholders of the Company, the holders of shareholder proxies and invited guests. You will be asked to present a valid driver’s license or other federal or state photo identification. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card or your notice of availability of proxy materials to be admitted to the meeting. “Street name” shareholders must bring a copy of a brokerage statement reflecting stock ownership as of March 26, 2018. For all attendees, admission to the meeting will require presentation of a valid driver’s license or other federal or state issued photo identification.

Important Notice Regarding the Availability of Proxy Materials: SpartanNash’s Proxy Statement and annual report to Shareholders for the fiscal year ended December 30, 2017 are available for viewing via the Internet at www.edocumentview.com/SPTN.

Securities and Exchange Commission rules allow us to furnish our proxy statement and annual report to our shareholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide our shareholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of the documents related to our Annual Meeting. You may obtain electronic copies of all of our filings with the U.S. Securities and Exchange Commission in the “Investor Relations” section of our website, www.spartannash.com, by clicking the “SEC Filings” link.

We will not report on our results of operations at the meeting. We encourage shareholders to visit the Investor Relations section of our website, www.spartannash.com, for information about our business and results of operations.

The Annual Meeting will be webcast live. Anyone may access the webcast by visiting the “Investor Relations” section of our website, www.spartannash.com, and following the links to the live webcast. It is important that your shares be represented at the Annual Meeting, regardless of how many shares you own. Please vote your shares using any of the means described in our proxy statement. Voting your shares prior to the meeting will not affect your right to vote in person if you attend.

BY ORDER OF THE BOARD OF DIRECTORS

Kathleen M. Mahoney
Executive Vice President Chief Legal Officer and Secretary
April 11, 2018

Your vote is important. Even if you plan to attend the meeting, PLEASE VOTE PROMPTLY BY TELEPHONE OR INTERNET, OR BY SIGNING, DATING AND RETURNING A PROXY CARD. See the information in the “Questions and Answers” section of our proxy statement regarding how to vote by telephone or internet, obtain a printed proxy card, revoke a proxy, and vote in person.

SpartanNash Company

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 23, 2018

PROXY STATEMENT

Dated April 11, 2018

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should carefully read the entire proxy statement and the Company’s annual report on Form 10-K before voting. We refer to the fiscal year ended December 30, 2017 as “2017,” the fiscal year ended December 31, 2016 as “2016” and the fiscal year ended January 2, 2016 as “2015.” We refer to SpartanNash Company as “SpartanNash,” the “Company,” “we,” and “us.”

Annual Meeting of Shareholders

• Date and Time	May 23, 2018; 9:00 a.m. Eastern Daylight Time

• Place	JW Marriott Hotel 235 Louis Street NW Grand Rapids, Michigan 49503

• Record Date	March 26, 2018

• Voting

Shareholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

• Admission

The 2018 Annual Meeting Admission Ticket, notice of availability of proxy materials or brokerage statement and valid driver’s license or other federal or state issued photo identification is required to enter the SpartanNash Annual Meeting.

Meeting Agenda

•	Election of directors from among those named in this proxy statement.

•	Advisory approval of the Company’s executive compensation as disclosed in this proxy statement.

•	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 29, 2018.

•	Transact any other business that may properly come before the meeting.

Voting Matters and Vote Recommendations

The Board of Directors recommends that you vote FOR the election of each nominee, FOR approval of the Company’s executive compensation, and FOR the ratification of the selection of Deloitte & Touche LLP.

1	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

Quorum and Vote Required

To conduct business at the Annual Meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of SpartanNash common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a plurality of shares voted in favor of each nominee. A director-nominee receiving a greater number of votes “withheld” than votes “for” election is required to offer promptly his or her resignation to the Nominating and Corporate Governance Committee upon certification of the shareholder vote.

The other proposals set forth in this proxy statement will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of approval. Abstentions, broker non-votes and other shares that are not voted on a proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted on the proposal voted in favor of approval. The outcome of the advisory vote to approve executive compensation will not be binding on the Company, but the Compensation Committee and the Board of Directors will consider the voting results when making future compensation decisions.

We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count to determine if a majority of shares voted on the proposal voted in favor of each such proposal.

2	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

Board of Directors

The following table provides summary information about our directors. Each director nominee is a current director and, during 2017, attended at least 80% of the meetings of the Board and each committee on which he or she was a member.

Committee Memberships
Name	Occupation	Independent(1)	AC	CC	NCGC
M. Shân Atkins	Independent Business Executive	✓	F		M
Dennis Eidson	Chairman of the Board
Mickey P. Foret(2)	Retired Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. and Retired Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc.	✓	C,F		M
Frank M. Gambino	Professor of Marketing and the Director of the Food & Consumer Packaged Goods Marketing Program at Western Michigan University	✓	M
Douglas A. Hacker	Independent Business Executive	✓		M	C
Yvonne R. Jackson	President, Principal and Co-Founder of BeecherJackson	✓		C	M
Matthew Mannelly	Retired President and CEO of Prestige Brands	✓	M
Elizabeth A. Nickels	Independent Business Executive	✓	F
Timothy J. O’Donovan(2)	Retired Chairman of the Board and Chief Executive Officer of Wolverine World Wide, Inc.	✓		M	M
Major General (Ret.) Hawthorne L. Proctor	Managing Partner of Proctor & Boone Consulting LLC and Senior Logistic Consultant of Intelligent Decisions, Inc.	✓	M
David Staples	Chief Executive Officer of SpartanNash
Gregg A. Tanner	Retired CEO of Dean Foods	✓		M
William R. Voss	Managing Director of Lake Pacific Partners, LLC	✓		M	M

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
NCGC	Nominating and Corporate Governance Committee	F	Member and Financial Expert

(1)	Independent under Nasdaq independence standards for directors generally and for each Committee on which the director serves.

(2)	Mr. Foret and Mr. O’Donovan will conclude their Board service at the Annual Meeting and do not wish to stand for re-election.

3	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

Corporate Governance Highlights

The Board believes that effective corporate governance should reinforce a culture of corporate integrity, foster the Company’s pursuit of profitable growth and ensure quality and continuity of corporate leadership. Highlights of our governance practices include:

✓	Annual election of all directors

✓	Any director who fails to achieve a majority vote “for” must offer his or her resignation

✓	No supermajority requirements for shareholder voting

✓	Lead Independent Director (Timothy O’Donovan)

✓	Policy against hedging and pledging of our securities

✓	Clawback policy for the recovery of incentive compensation

✓	Annual say-on-pay vote

✓	At least two-thirds of the board must be independent directors (currently 9 out of 11 directors are independent)

✓	Board reflects diverse viewpoints, backgrounds, skills, experiences and expertise

✓

Directors may not serve on more than three other public company boards of directors without prior permission of the Nominating and Corporate Governance Committee (management directors limited to one outside public company board)

Executive Compensation Advisory Vote

We are asking our shareholders to approve on an advisory basis our named executive officer compensation for 2017. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our executive compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company’s goal of attracting, motivating, rewarding and retaining the senior management talent required to achieve our corporate objectives and increase shareholder value through long-term profitable growth. The Board believes that executive compensation is appropriately tied to corporate performance, as over 80% of our CEO’s 2017 target total direct compensation (salary, annual bonus opportunity, and long-term incentive opportunity) is at-risk, and our other named executive officers have nearly 65% of their 2017 target total direct compensation at risk.

Executive Compensation Highlights

Key accomplishments in 2017 included:

•	Consolidated net sales increased 5.1% over the prior year, to $8.1 billion.

•	Food distribution segment sales increased 15.6% over the prior year to $4.0 billion.

•	Increased quarterly cash dividend from $0.15 per common share to $0.165 per common share.

•	The Company returned $35.0 million to shareholders through share repurchases.

•	The Company achieved these results despite challenges in the broader retail environment and transitions in the Company’s senior leadership team.

4	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

Leadership Transitions

•	David M. Staples succeeded Dennis Eidson as CEO. Mr. Eidson continues to serve as Chairman of the Board of Directors.

•	Mark Shamber joined the company as Chief Financial Officer.

•	Kathleen Mahoney was promoted to President of MDV, the Company’s military distribution business. She continues to serve as Chief Legal Officer.

Executive Compensation Results

The Company fell short of objectives with respect to key performance measures under both the annual cash incentive and the long term cash incentive plans. As a consequence of our pay-for-performance philosophy, the Company paid less total compensation (as reported in the Summary Compensation Table) in 2017 compared to 2016

5	SpartanNash Company Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING

Who may attend the meeting

Only the Company’s shareholders, their duly-appointed proxies and invited guests may attend the meeting. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card or your notice of availability of proxy materials to be admitted to the meeting. “Street name” shareholders must bring a copy of a brokerage statement reflecting stock ownership as of March 26, 2018. All attendees must present a valid driver’s license or other federal or state issued photo identification.

Who may vote

You may vote at the Annual Meeting if you were a shareholder of record of SpartanNash common stock at the close of business on March 26, 2018. Each shareholder is entitled to one vote per share of SpartanNash common stock on each matter presented for a shareholder vote at the meeting. As of March 26, 2018, there were 36,133,410 shares of SpartanNash common stock outstanding.

How to vote

Registered Holders: If you are a registered shareholder (i.e., you own your shares directly and not through a broker or bank), SpartanNash offers you the convenience of voting through the Internet or by telephone, 24 hours a day, seven days a week. You may also vote by mail.

Internet Voting. You may vote via the Internet by visiting www.envisionreports.com/SPTN. You may navigate to the online voting site by clicking the “Cast Your Vote” button. Have the instructions attached to your proxy card ready when you access the site and follow the prompts to record your vote. This vote will be counted immediately and there is no need to send in your proxy card. Votes cast by Internet must be received by 1:00 a.m. Eastern Daylight Time on May 23, 2018.

Telephone Voting. To vote by telephone, dial the toll-free number on the instructions attached to your proxy card and listen for further directions. You must have a touch-tone phone. Telephonic votes will be counted immediately and there is no need to send in your proxy card. Votes cast by telephone must be received by 1:00 a.m. Eastern Daylight Time on May 23, 2018.

Voting by Mail. You may request a printed copy of your proxy card. If you properly sign and return the proxy card to the designated address, the shares represented by that proxy card will be voted at the Annual Meeting and at any adjournment of the meeting. Votes cast by mail must be received no later than the start of the meeting.

If you specify a choice on the proxy card that you return for voting, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for election of each of the nominees named in this proxy statement, and for each of the proposals described in this proxy statement. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy card.

Street Name Holders: You hold your shares in “street name” if your shares are registered in the name of a bank, broker or other nominee (which we will collectively reference as your “broker”). If you hold your shares in street name, then your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. PLEASE

6	SpartanNash Company Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING (cont’d)

USE THE VOTING FORMS AND INSTRUCTIONS PROVIDED BY YOUR BROKER OR ITS AGENT. These forms and instructions typically permit you to give voting instructions by telephone or Internet, using a number or Internet address provided by the broker. You will NOT be able to vote street name shares using the internet address or telephone numbers established for registered shareholders as described under “Registered Holders.” If you are a street name holder and later want to change your vote, you must contact your broker.

Please note that you may NOT vote shares held in street name in person at the Annual Meeting unless you request and receive a valid proxy from your broker.

Failure to Vote

If you are a registered shareholder (i.e., you own your shares directly and not through a broker) and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

If you hold your shares in street name and do not provide timely voting instructions to your broker, then your broker or bank may vote your shares only on “routine” matters, such as the ratification of the Company’s independent public accounting firm. NYSE rules applicable to its member firms provide that your broker may not vote uninstructed shares on a discretionary basis on non-routine matters, such as the election of directors or proposals relating to executive compensation. In such cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on non-routine matters. This is called a “broker non-vote.”

Revoking a Proxy

You may revoke your proxy at any time before it is voted at the meeting by taking any of the following four actions:

•	by delivering written notice of revocation to the Company’s Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700;

•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke;

•	by casting a subsequent vote via telephone or the Internet, as described above; or

•	by attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided at the meeting for that purpose. Your last valid vote that we receive before or at the Annual Meeting is the vote that will be counted.

Adjournment

The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. Shares represented by proxy may be voted in the discretion of the proxy holder on a proposal to adjourn the meeting. If a quorum is not present at the meeting, we expect the Chairman of the Board to adjourn the meeting to solicit additional proxies, as is authorized under the Company’s Bylaws.

7	SpartanNash Company Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING (cont’d)

Multiple Proxies/Instruction Cards

If you receive more than one proxy statement and instruction card, your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Meeting Results

We will announce preliminary voting results at the Annual Meeting and publish final results in a current report on Form 8-K within four business days after the Annual Meeting.

8	SpartanNash Company Proxy Statement

ELECTION OF DIRECTORS

The Board of Directors proposes that the following individuals be elected as directors of SpartanNash for a one-year term expiring at the 2019 Annual Meeting:

M. Shân Atkins

Dennis Eidson

Frank M. Gambino

Douglas A. Hacker

Yvonne R. Jackson

Matthew Mannelly

Elizabeth A. Nickels

Hawthorne L. Proctor

David M. Staples

Gregg A. Tanner

William R. Voss

Biographical information concerning the nominees appears below under the heading “The Board of Directors.” The persons named as proxies on the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors. If any nominee becomes unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may select a substitute nominee. If a substitute nominee is selected, the shares represented by your proxy card will be voted for the election of the substitute nominee, unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for more than eleven nominees.

Your Board of Directors recommends that you vote FOR election of all nominees as directors.

9	SpartanNash Company Proxy Statement

ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION OF NAMED

EXECUTIVE OFFICERS

As required under Section 14A of the Securities Exchange Act of 1934, shareholders may cast an advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. At the Company’s 2017 Annual Meeting, shareholders voted in favor of advisory approval of named executive officer compensation on an annual basis. The next shareholder vote regarding the frequency of advisory approval of named executive officer compensation will occur at the 2023 Annual Meeting.

As described in more detail in the “Executive Compensation” section of this proxy statement, the Company has designed its executive compensation programs to attract, motivate, reward and retain the senior management talent to manage the Company to achieve our corporate objectives and increase shareholder value through long-term profitable growth. We believe our compensation programs are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. For these reasons, and the reasons discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we are asking our shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of SpartanNash Company (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2018 annual meeting under the heading entitled “Executive Compensation.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy and programs described in this proxy statement.

The vote is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and Compensation Committee value the opinions of our shareholders and will take the results of the vote into consideration when making future decisions regarding executive compensation.

Your Board of Directors recommends that you vote FOR approval of the compensation of the Company’s named executive officers

10	SpartanNash Company Proxy Statement

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

SpartanNash’s Audit Committee has approved the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditors to audit the financial statements and internal controls of SpartanNash and its subsidiaries for the fiscal year ending December 29, 2018, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the Board of Directors propose and recommend that shareholders ratify the selection of Deloitte to serve as the Company’s independent auditors for 2018.

The Audit Committee evaluates the independence of the auditors at least annually. Deloitte has provided written affirmation that they are independent under all applicable standards, and the Audit Committee believes that Deloitte has effective internal monitoring of their independence. The Company and Deloitte have complied with SEC requirements on audit partner rotation. The lead audit partner was most recently replaced for the fiscal year ended December 28, 2013 and will change for the fiscal year ending December 29, 2018.

Independence is not the sole factor in the selection of the Company’s independent auditor. The Audit Committee also considers price, quality of service and knowledge of SpartanNash and the Company’s industry when selecting its auditor.

More information concerning the relationship of the Company with its independent auditors appears below under the headings “Audit Committee,” “Independent Auditors,” and “Audit Committee Report.”

If the shareholders do not ratify the selection of Deloitte, the Audit Committee will consider a change in auditors for the next year.

Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Your Audit Committee and Board of Directors recommend that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for the year ending December 29, 2018.

11	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES

SpartanNash is committed to developing and implementing principles of corporate governance to help the Board fulfill its responsibilities to shareholders and to provide a framework for overseeing the management of the Company. The Board has adopted a written Corporate Governance Policy. The Policy is designed to communicate our fundamental governance principles and to provide management, associates, and shareholders with insight to the Board’s ethical standards, expectations for conducting business, and decision-making processes.

More information regarding the Company’s corporate governance, including a copy of our Corporate Governance Policy, is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Director Independence

SpartanNash’s Corporate Governance Policy requires that at least two-thirds of the directors must be independent. Eleven of our thirteen current directors, and nine of the eleven director nominees, are independent under Nasdaq Marketplace Rules.

Director Tenure

The Board of Directors considers the length of service of a director when determining whether he or she is “independent” under applicable rules.

Because the merger of Nash Finch and Spartan Stores fundamentally transformed each constituent company and created a new, larger, and more complex organization, the Board believes it is appropriate to measure director tenure by reference to service to the combined company. The table below presents the approximate tenure of each non-management director and the average for the Board, measured with respect to the combined companies, and the “registrant.”

Director Tenure

Director	Years of Service to SpartanNash Company*	Years of Service to “Registrant”**
M. Shân Atkins	4.4	14.8
Mickey Foret	4.4	4.4
Frank Gambino	4.4	14.8
Doug Hacker	4.4	4.4
Yvonne Jackson	4.4	7.5
Matthew Mannelly	0.1	0.1
Elizabeth Nickels	4.4	17.8
Timothy O’Donovan	4.4	14.8
Hawthorne L. Proctor	4.4	4.4
Gregg A. Tanner	0.1	0.1
William Voss	4.4	4.4
Average	3.6	8.0

*	Since the merger of Spartan Stores and Nash Finch on November 19, 2013 through the date of this proxy statement.
**	Service only to SpartanNash Company (f/k/a Spartan Stores, Inc.), which is the “registrant” for SEC reporting purposes.

12	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

The Board engages in self-evaluation annually, using two processes in alternate years. In one year, the Board evaluates and assesses Committee performance and overall Board performance. In alternate years, the Board conducts a peer review process of individual directors. The Board believes that these processes help promote a culture of objective and robust discussion and deliberation.

The Board of Directors’ Role in Risk Oversight

Management of risk is the direct responsibility of the Company’s senior leadership team. The Board of Directors is responsible for overseeing the Company’s risk management and risk mitigation. In its oversight of the Company’s risk-management process, the Board seeks to ensure that the Company is informed and deliberate in its risk-taking. The Company’s primary mechanisms for risk management are the Company’s enterprise risk management program (“ERM”), its internal audit program, strategic review sessions held between the Board and management, and the Company’s external audit by an independent accounting firm.

The Board of Directors continuously analyzes the Company’s strategic plan and objectives with management. As part of this process, the Board and management identify and assess strategic risks attendant to initiatives such as acquisitions and divestitures, major investments, financings and capital commitments.

The Board implements its risk oversight function both as a whole and through Committees, which meet regularly and report back to the full Board. In particular:

•

The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the Company’s internal audit and ethics programs, including the Company’s Code of Conduct. On a regular basis, the Audit Committee members meet independently with the Company’s head of internal audit and representatives of the independent auditing firm and the Company’s Chief Financial Officer.

•

The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without impairing the overall incentive nature of the compensation. The Compensation Committee also reviews senior leadership succession planning.

•	The Nominating and Corporate Governance Committee regularly reviews the Company’s governance structure and practices to promote the long-term interests of shareholders.

Board Leadership Structure

The Nominating and Corporate Governance Committee and the Board of Directors periodically evaluate the leadership structure of the Board of Directors in light of a variety of factors that the Board considers important, including the Company’s current Board composition, the experience and skills of our management team, continuity of leadership, and other factors.

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that at this time it is in the best interests of the Company and its shareholders to separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for

13	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.

The Company believes that continuity of leadership promotes long-term strategic thinking, stability, and helps preserve institutional knowledge. Therefore, for the past two CEO successions, the outgoing CEO has served as Chairman of the Board. This has allowed the Chairman to draw upon his experience as CEO to provide guidance to and share knowledge with the current CEO.

The Board has elected a Lead Independent Director from among the independent directors. Presently, the Lead Independent Director is Timothy O’Donovan. The role of the Lead Independent Director is to aid and assist the Chairman and the rest of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company.

Committee Charters

The Board has appointed three chartered committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board has approved a written committee charter for each of these committees. The charters define basic principles regarding each committee’s organization, purpose, authority and responsibilities. The charters for the Audit, Compensation, and Nominating and Corporate Governance Committees are available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Director Attendance

Each director is expected to make every effort to personally attend every Board meeting and every meeting of each Committee on which he or she serves as a member.

SpartanNash’s Board of Directors held five meetings during 2017. In 2017, each director attended at least 80% of the meetings of the Board of Directors and the committees on which he or she served. The Board is scheduled to meet at least quarterly and may meet more frequently. Independent directors meet in executive sessions, without the presence of management, at each regularly scheduled Board meeting.

Directors are also expected to attend the Annual Meeting in person unless compelling personal circumstances prevent attendance. All of the Company’s directors then in office attended the 2017 Annual Meeting.

Hedging and Pledging Prohibited

The Board has adopted a policy that prohibits an executive officer or director of the Company from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock or other equity securities (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds).

In addition, the Company’s executive officers and directors are not permitted to pledge, or otherwise encumber shares of the Company’s common stock or other equity securities as collateral

14	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account. A copy of the Company’s Policy on Hedging and Pledging Company Stock is available in the “Investor Relations” section of our corporate website, www.spartannash.com.

Majority Voting Policy

Under the Company’s Corporate Governance Policy, it will be presumed that any director who receives a greater number of votes “withheld” than votes “for” such election in an uncontested election at an Annual Meeting (a “Majority Withheld Vote”) does not have the full confidence of the shareholders. A director receiving a Majority Withheld Vote is required to offer his or her resignation from the Board to the Nominating and Corporate Governance Committee upon certification of the shareholder vote. The resignation will be effective if and when accepted by the Nominating and Corporate Governance Committee.

Change in Employment Status

A director who experiences a material change in his or her employment status is expected to promptly offer his or her resignation as a director to the Nominating and Corporate Governance Committee. The Committee will promptly consider and vote upon acceptance or rejection of the director’s offer to resign (excluding the affected director from consideration of and voting on acceptance of the resignation).

Other Board Memberships

Executive officers of the Company must notify the Nominating and Corporate Governance Committee before serving as a member of the board of directors of any other business organization. The Nominating and Corporate Governance Committee reviews the Chief Executive Officer’s membership on external boards of directors at least annually. The Chief Executive Officer may not serve on the board of directors of more than one business organization not affiliated with the Company without the prior review and approval of the Nominating and Corporate Governance Committee. The Committee may limit the directorships for any other executive officer if it believes that they will interfere with the executive officer’s responsibilities to the Company. Non-management directors may not serve on more than three other public company boards without the prior review and approval of the Nominating and Corporate Governance Committee.

Code of Conduct

The Audit Committee has approved a Code of Conduct (the “Code”) that articulates the Company’s standards regarding business ethics and expectations. The Code applies to all associates, officers, and members of the Board of Directors. The Code establishes guidelines to help the Company conduct our business with honesty and integrity and in compliance with applicable law. The Code requires all associates of the Company to report promptly any violations of the Code. Associates may report violations through reporting systems on a confidential and anonymous basis. The Code is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

15	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

Succession Planning

Under our Corporate Governance Policy, the Board of Directors maintains and periodically reviews a succession plan for the Company’s Chief Executive Officer and such other executive officers as it deems appropriate to manage the continuity of leadership in the execution of the Company’s business strategies. The succession plans are based upon recommendations of the Compensation Committee, with input from the Nominating and Corporate Governance Committee.

Board and Management Communication

SpartanNash is committed to open and effective communication between the Board and management. Directors are encouraged to consult with any SpartanNash manager or associate and may visit Company facilities without the approval or presence of corporate management. The Board is required to dedicate a substantial portion of at least one meeting per year to discussions with management regarding the Company’s strategic plan.

Director Education

SpartanNash encourages all of its directors to attend continuing education programs so that they may stay abreast of developments in corporate governance and best practices and further develop their expertise. The Board of Directors expects that each director will attend periodically an appropriate continuing director education program.

Nominee Qualifications and the Nominations Process

There are no specific or minimum qualifications or criteria for nomination for election or appointment to the Board of Directors. The Nominating and Corporate Governance Committee identifies and evaluates nominees for director on a case-by-case basis, regardless of who recommended the nominee, and has no written procedures for doing so. The Board has identified certain qualifications, attributes and skills that should be represented on the Board as a whole. These are discussed beginning on page 22.

The Nominating and Corporate Governance Committee may engage and pay fees to third party search firms to assist in identifying possible nominees for director and providing information to assist the Committee in the evaluation of possible nominees.

The Board of Directors expects that there would be no material difference in the manner in which the Nominating and Corporate Governance Committee would evaluate a nominee for director that was recommended by a shareholder.

Board Diversity

The Board of Directors believes that SpartanNash and its shareholders are best served by having a Board of Directors that brings a diversity of education, experience, skills, and perspective to Board meetings. The Board of Directors may consider factors and characteristics that are pertinent to diversity, such as race and gender, when evaluating nominees to stand for election or re-election to the Board. Currently:

•	Two of our directors are African-American; and

•	Three of our directors are women.

16	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

Shareholder Communications with Directors

Shareholders who wish to send communications to SpartanNash’s Board of Directors may do so by sending them in care of the Secretary at the address set forth on the Notice of Meeting included in this proxy statement. Communications may be addressed either to specified individual directors or the entire Board. The Secretary has the discretion to screen communications that are unrelated to the business or governance of SpartanNash, or otherwise inappropriate. The Secretary will, however, compile all shareholder communications which are not forwarded and such communications will be available to any director. A copy of our Shareholder Communication Policy can be found in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

17	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS

General

All directors elected at this year’s Annual Meeting will serve a one-year term, expiring at the 2019 Annual Meeting.

The biographies of each of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should continue to serve as a director for the Company. Except as otherwise indicated, each of these persons has had the same principal position and employment for over five years.

Nominees for Directors

M. Shân Atkins (age 61) has been a director of SpartanNash since 2003. She is an independent business executive with extensive experience in finance, private investment, and retail strategy. Ms. Atkins is a director of Darden Restaurants, Inc., an owner and operator of full service restaurants, where she serves on the Audit and Nominating/Governance Committees; SunOpta, Inc., a manufacturer of natural and organic beverages and snacks, where she chairs the Compensation Committee and serves on the Nominating/Governance Committee; and LSC Communications, a leading printer of books, magazines and catalogs, where she serves on the Human Resources and Corporate Responsibility/Governance Committees She was previously a director of The Pep Boys — Manny, Moe and Jack, until 2015, Tim Hortons, Inc. until 2014, and Shoppers Drug Mart until 2012. Ms. Atkins also serves as chair of the Audit Committee and a member of the Compensation Committee at True Value Company, a retailer-owned hardware cooperative. Ms. Atkins previously served as a partner in the global consumer and retail practice at Bain & Company, an executive with Sears Roebuck & Company, and an accountant with Price Waterhouse. She has been a member of the Canadian Institute of Chartered Accountants since 1981 and is also a certified public accountant. She is a fellow of the National Association of Corporate Directors and a frequent speaker on corporate governance topics in the US and Canada. Ms. Atkins’ qualifications to serve on the Board of Directors include her expertise in finance and accounting, her extensive experience as a director of other publicly traded corporations, and her experience in developing and executing strategic plans for major retail organizations.

Dennis Eidson (age 64) has been a director of SpartanNash since October 2007. Chief Executive Officer from October 2008 until his retirement in May 2017, and served as President of SpartanNash from October 2007 to August 2016, Chief Operating Officer from February 2007 to October 2008, and our Executive Vice President Marketing and Merchandising from March 2003 to February 2007. Prior to joining SpartanNash, Mr. Eidson served as the Divisional President and Chief Executive Officer of A&P’s Midwest region from October 2000 to July 2002, as the Executive Vice President Sales and Merchandising of A&P’s Midwest region from March 2000 to October 2000, and as the Vice President of Merchandising of A&P’s Farmer Jack division from June 1997 to March 2000. Mr. Eidson brings valuable insight and knowledge to the Board due to his service as President and Chief Executive Officer. Mr. Eidson also provides the benefit of his years of service in the grocery retail and distribution industry, including his executive experience at A&P.

18	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Dr. Frank M. Gambino (age 64) has been a director of SpartanNash since 2003. Dr. Gambino is a Professor of Marketing and the Director of the Food & Consumer Packaged Goods Marketing Program at Western Michigan University. He has been on the WMU faculty since 1984. Prior to joining WMU, he had over 15 years of experience in the retail food industry. Dr. Gambino remains active within the food and consumer packaged goods industries at both the national and regional level. He is a frequent speaker, trainer and consultant to a diverse group of industry organizations. Currently, he serves on the Retail Site Development Committee for Wakefern Food Corporation (a grocery retailer cooperative). Dr. Gambino is the current Chair of the Food Industry University Coalition for the National Grocers Association and a member of the Higher Education Council for the Category Management Association. Dr. Gambino’s qualifications to serve on the Board of Directors include his knowledge and expertise in the food industry.

Douglas A. Hacker (age 62) has been a Director of SpartanNash since November 2013 and was a director of Nash Finch since 2005. Mr. Hacker is currently an independent business executive and formerly served as Executive Vice President, Strategy for UAL Corporation, an airline holding company, from December 2002 to May 2006. Prior to this position, he served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002, and as Executive Vice President and Chief Financial Officer from July 1999 to September 2001. Mr. Hacker also serves as a director and member of the Compensation Committee of Aircastle Limited, a commercial aircraft leasing company, and Travelport Worldwide Ltd., where he chairs the Compensation Committee and serves on the Audit Committee. The Company believes that Mr. Hacker’s extensive experience in financial and operating management, including his prior service as Executive Vice President, Strategy, and his service as Chief Financial Officer of a major airline, in addition to his depth of knowledge in executive compensation give him the qualifications and skills to serve as a Director.

Yvonne R. Jackson (age 68) has been a director of SpartanNash since her appointment to the Board in October 2010. Ms. Jackson is President and Principal of BeecherJackson, Inc., a human resources management consulting firm that she co-founded in 2006. From 2002 to 2005, she served as Senior Vice President, Corporate Human Resources of Pfizer, Inc. From 2006 to 2012, Ms. Jackson served as a director of Winn-Dixie Stores, Inc., a regional grocery retailer, including service as chairperson of Winn Dixie’s Compensation Committee. Ms. Jackson is a former director and member of the Compensation and Nominating and Corporate Governance Committees of Best Buy Co., Inc. Ms. Jackson has over 30 years of experience in human resources, including experience as the most senior human resources executive. Her experience enables her to assist the Board in its deliberations regarding succession planning, compensation and benefits, change management, talent management, organizational management and diversity strategies.

19	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Matthew Mannelly (age 60) has been a director of SpartanNash since February 27, 2018. Mr. Mannelly is the retired CEO of Prestige Brands, Inc., a distributor of healthcare and household cleaning products, a position he held from 2009 to 2015. He also served on the board of directors of Prestige Brands. Before that, he was the CEO of Cannondale Bicycle Corporation from 2003 to 2008, and also served as a director of Performance Sports Group from 2015 to 2017, Mr. Mannelly also served as President, Americas for Paxar Corporation, Chief Marketing Officer for the United States Olympic Committee, and Global Director, Retail Development for NIKE, Inc. Mr. Mannelly’s qualifications as a director include his extensive experience in marketing and his executive leadership of consumer product and consumer goods companies.

Elizabeth A. Nickels (age 55) has been a director of SpartanNash since 2000. Ms. Nickels is an accomplished senior executive and board member with extensive leadership experience in both emerging and mature business segments. Ms. Nickels served as Executive Director of Herman Miller Foundation from 2012 to 2014. From February 2000 to May 2012, Ms. Nickels served as an executive at Herman Miller, Inc., an office furniture manufacturing company. Ms. Nickels served as Chief Financial Officer of Herman Miller from February 2000 to August 2007 and President of Herman Miller Healthcare from 2007 to 2012. Since October 2015, Ms. Nickels has served as a director of Principal Funds, a leading provider of mutual funds. Ms. Nickels served as a director of PetSmart, Inc. from November 2013 to March 2015, and was a director for Charlotte Russe from November 2013 until April 2016, a clothing retailer,. Ms. Nickels has practiced as a certified public accountant and maintains her registration as a C.P.A. Ms. Nickels’ qualifications to serve as a director of SpartanNash include her wealth of experience and knowledge of business, finance and accounting matters gained through nineteen years of executive experience with publicly traded companies.

Major General (Ret.) Hawthorne L. Proctor (age 71) has been a Director of the Company since the Merger, and served as a director of Nash Finch since 2007. Major General (Ret.) Proctor currently serves as Managing Partner of Proctor & Boone LLC Consulting, and Senior Logistics Consultant in the Department of Defense Business Group of Intelligent Decisions, Inc., where he has worked since 2006. Major General (Ret.) Proctor served for nearly 35 years in the United States Army, where he performed with distinction in numerous senior logistics management roles including Commander, Defense Personnel Support Center and later Commander, Defense Supply Center, Philadelphia, 46th Quartermaster General of the United States Army, and J3, or Chief Operating Officer (COO) Defense Logistics Agency. The Company believes that Major General (Ret.) Proctor’s extensive service with the military as a logistician, and his prior leadership of a $3.2 billion enterprise that provided food, clothing and medical supplies to Department of Defense organizations give him the qualifications and skills to serve as a Director.

20	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

David M. Staples (age 55) has been a director of the Company since his appointment to the board in March 2017. He has served as CEO since May 2017 and President since August 2016. Prior to his promotion to CEO, Mr. Staples served in executive positions of increasing responsibility since joining SpartanNash in 2000, including Chief Operating Officer, Chief Financial Officer, Executive Vice President, and Vice President Finance. From December 1998 to January 2000, Mr. Staples served as Divisional Vice President Strategic Planning and Reporting of Kmart Corporation and from June 1997 to December 1998 he served as Divisional Vice President Accounting Operations. In appointing Mr. Staples to the Board of Directors, the Board considered his extensive experience with the Company in executive roles and his financial expertise.

Gregg A. Tanner (age 61) has been a director of SpartanNash since February 27, 2018. Mr. Tanner served as Chief Executive Officer and Director for Dean Foods Company from October 2012 until his retirement in December 2016. Prior to serving as CEO, Mr. Tanner served as Dean Foods’ Chief Supply Chain Officer and President of its Fresh Dairy Direct division. Prior to joining Dean Foods, Mr. Tanner was Senior Vice President, Global Operations with The Hershey Company, Senior Vice President, Retail Supply Chain at ConAgra Foods, Inc., and previously held positions at Quaker Oats Company and Ralston Purina Company. Mr. Tanner’s qualifications to serve as a director include his extensive experience as a top executive in the food industry.

William R. Voss (age 64) has served as a director of the Company since the Merger. Prior to the Merger, Mr. Voss was the Chairman of the Nash Finch Board of Directors since 2006. Mr. Voss has served for more than 10 years as Managing Director of Lake Pacific Partners, LLC, a private equity investment firm specializing in consumer products and services. He previously served as Chairman and Chief Executive Officer of Natural Nutrition Group, Inc., a food processor; as Chief Executive Officer of McCain Foods, Inc.; and as President and a Director of Pilgrim’s Pride Corporation. The Company believes that Mr. Voss’ extensive experience as an entrepreneur, executive, consultant, investor and director in the consumer products industry, as well as his experience serving as Chairman, President and Director of Fortune 500 companies, gives him the qualifications and skills to serve as a Director.

21	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Directors Not Standing for Re-Election

Mickey P. Foret (age 72) has been a Director of SpartanNash since November 2013. Mr. Foret served as a director of Nash Finch since 2005. Mr. Foret served until 2002 as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., an airline company, and Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc., a transportation and logistics company. Mr. Foret previously served as President and Chief Operating Officer of Atlas Air Cargo, Inc. and as President and Chief Operating Officer, as well as in other management positions, at Continental Airlines, Inc. Mr. Foret has served as a director of Delta Air Lines, Inc. since October 2008, and as a director of the URS Corporation, an engineering design services firm, from March 2003 to October 2014.

Timothy J. O’Donovan (age 73) has been a director of SpartanNash since 2003. Mr. O’Donovan is the retired Chairman of the Board and Chief Executive Officer of Wolverine Worldwide, Inc., a footwear and apparel company. Mr. O’Donovan served as Chairman of the Board of Wolverine from 2005 through 2009. In April 2007, Mr. O’Donovan retired as Chief Executive Officer of Wolverine, a position which he held since April 2000. Mr. O’Donovan also previously served as a director of Kaydon Corporation until it was acquired in October 2013.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Company’s core businesses include distributing grocery products to military commissaries and exchanges and independent and corporate-owned retail stores and operating corporate-owned retail supermarkets. Grocery retailing and food distribution is a highly competitive and dynamic business. Accordingly, the Board of Directors believes that at least some of our directors should have experience or specific knowledge in retail or distribution industries at the executive level. The Board believes that directors with experience or in-depth knowledge of the grocery or food industries are uniquely qualified to inform the Board’s deliberations regarding business strategy. The Board has also found it valuable to have a member with specific knowledge and experience with military distribution and logistics. Because merchandising and marketing is central to our business, the Board believes that merchandising and marketing experience should be represented on the Board. In addition, the Board believes that its membership should include directors who have:

•	a high degree of financial expertise;

•	experience with human resources matters;

•	strategic planning skills; and

•	relevant business experience as a chief executive officer or equivalent.

22	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Board Committees

SpartanNash’s Board has three standing committees:

•	the Audit Committee;

•	the Compensation Committee; and

•	the Nominating and Corporate Governance Committee.

Meetings Held in 2017
Full Board of Directors	5
Audit Committee	7
Compensation Committee	6
Nominating and Corporate Governance Committee	5

Audit Committee. The Board of Directors has established the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal controls and legal compliance. The Audit Committee oversees management and the independent auditors in the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee serves as a focal point for communication among the Board, the independent auditors, the internal auditors and management with regard to accounting, reporting, and internal controls.

The Audit Committee operates under a charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

The Board of Directors has determined that Audit Committee members M. Shân Atkins, Mickey P. Foret and Elizabeth A. Nickels are Audit Committee financial experts, as that term is defined in Item 401(h)(2) of Securities and Exchange Commission Regulation S-K. Under SEC regulations, a person who is determined to be an Audit Committee financial expert will not be deemed an expert for any other purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being designated or identified as an Audit Committee financial expert, and the designation or identification of a person as an Audit Committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification or affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Each member of the Audit Committee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934.

Compensation Committee. The Board of Directors has established the Compensation Committee to assist the Board of Directors in fulfilling its responsibilities relating to compensation of the Company’s executive officers and the Company’s compensation and benefit programs and policies. The Compensation Committee operates under a charter adopted by the Board of Directors. A copy of the Compensation Committee Charter is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

23	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Each member of the Compensation Committee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10C-1 under the Securities Exchange Act of 1934.

Processes and Procedures. The Compensation Committee reviews executive compensation on a continuous basis each year, with the most comprehensive reviews typically taking place following year-end. The Committee reviews executive performance, current compensation levels, and compensation benchmarking data and analysis (please see the Compensation Discussion and Analysis section of this Proxy Statement for information about benchmarking analysis). The Committee reviews this information in the context of the Company’s performance and financial results. At the conclusion of this review, the Compensation Committee grants share-based awards if appropriate, establishes goals and objectives for the then-current year, and may adjust executive salaries. The Compensation Committee’s decision-making process is explained in more detail in the Compensation Discussion and Analysis section of this proxy statement.

Consultants and Advisors. The Compensation Committee is authorized to engage consultants, advisors and legal counsel at the expense of the Company. The Compensation Committee Charter requires that any consultant engaged for the purpose of determining the compensation of executive officers must be engaged directly by the Committee and report to the Compensation Committee. The Compensation Committee has authority to approve contracts with and payment of fees and other compensation of consultants, advisors and legal counsel.

Prior to engaging or receiving advice from any compensation consultant or advisor, the Committee reviews the independence of the proposed consultant or advisor, taking into account the following factors:

•	The advisor’s provision of other services to the Company;

•	The amount of fees received from the Company by the advisor, as a percentage of the advisor’s total revenue;

•	The advisor’s policies and procedures that are designed to prevent conflicts of interest;

•	Any business or personal relationship between the advisor and a member of the Committee or any executive officer of the Company;

•	The advisor’s ownership of any Company stock; and

•	Any other factors identified by applicable securities exchange listing standards.

Participation by Management. The Company’s compensation philosophy and the administration of its various compensation plans are determined by the independent directors of the Compensation Committee. Company policy and Nasdaq rules prohibit participation by the Chief Executive Officer in the process of determining his or her own compensation. The Company’s executive officers and Human Resources associates serve as resources to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request. The Compensation Committee may delegate to the Chief Executive Officer authority to recommend the amount or form of compensation paid to other executive officers and associates subordinate to the Chief Executive Officer, subject to such limitations as the Compensation Committee may require. The Compensation Committee will not delegate to executive officers its authority to approve awards of stock options or other stock compensation.

24	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Share-based Award Policy. The Board of Directors has adopted a Policy Regarding Stock Option Grants and other share-based Awards which provides, among other provisions, that:

•	Share-based awards will not be back-dated.

•	The exercise price for all share-based awards will be based on the market value of SpartanNash common stock on the effective date of award (as defined under the applicable plan);

•

The Company will not time its release of material non-public information for the purpose of affecting the value of executive compensation, or time the grant of compensation awards to take advantage of material non-public information; and

•

Only the Board of Directors or the Compensation Committee, which consists entirely of independent directors, will approve share-based awards. This authority may not be delegated to executive officers or associates.

A copy of the Policy Regarding Stock Option Grants and other Share-based Awards is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Nominating and Corporate Governance Committee. The Board of Directors has established the Nominating and Corporate Governance Committee to assist the Board of Directors in fulfilling its responsibilities by providing independent director oversight of nominations for election to the Board of Directors and leadership in the Company’s corporate governance.

The Nominating and Corporate Governance Committee has the powers, authority and responsibilities specified in its charter or delegated to the committee by the Board of Directors. A copy of the Nominating and Corporate Governance Committee Charter is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Under the Corporate Governance Policy, if the chair of the Board is also the current or former Chief Executive Officer of SpartanNash, the Board will elect a Lead Independent Director from among the directors who are independent under Nasdaq Listing Rule 5605(a)(2). The responsibilities and authority of the Lead Independent Director are described in this proxy statement under the caption “Board Leadership Structure.”

Each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq rules.

25	SpartanNash Company Proxy Statement

INDEPENDENT AUDITORS

Independent Auditors’ Fees

The aggregate fees billed by Deloitte & Touche LLP to SpartanNash and its subsidiaries for 2017 and 2016 are as follows:

	2017	2016
Audit Fees(1)	$875,000	$837,922
Audit-Related Fees(2)	226,625	—
Tax Fees(3)	170,000	35,000
All Other Fees	—	—

(1)	Audit services consist of the annual audit, reviews of quarterly reports on Form 10-Q and consultations.

(2)

Audit-related fees consists principally of services related to due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, and other consultations not arising as part of the audit.

(3)

Permissible tax services include tax compliance, tax planning and tax advice that do not impair the independence of the auditors and that are consistent with the SEC’s rules on auditor independence. Tax compliance and preparation fees account for $100,000 and $35,000 of the total tax fees for 2017 and 2016, respectively.

Deloitte did not provide any services to SpartanNash or its subsidiaries related to financial information systems design and implementation during the past two years.

Audit Committee Approval Policies

The Audit Committee Charter sets forth the policy and procedures for the approval by the Audit Committee of all services provided by Deloitte. The charter requires that the Audit Committee pre-approve all services provided by the independent auditors, including audit-related services and non-audit services. The charter allows the Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent auditors’ services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The charter also provides that the Audit Committee has authority and responsibility to approve and authorize payment of the independent auditors’ fees. Finally, the charter sets forth certain services that the independent auditors are prohibited from providing to SpartanNash or its subsidiaries. All of the services described above were approved by the Audit Committee. None of the audit-related fees or tax fees were approved by the Audit Committee pursuant to the de minimus exception set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, although the Audit Committee Charter allows such approval.

26	SpartanNash Company Proxy Statement

AUDIT COMMITTEE REPORT

The Board of Directors has appointed the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal controls, and legal compliance. The Committee oversees management and the independent public accounting firm in the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Committee serves as a focal point for communication among the Board, the independent public accounting firm, the internal auditors and management with regard to accounting, reporting, and internal controls.

The Committee acts under a charter which has been adopted by the Board of Directors and is available on the Company’s website at www.spartannash.com. The Audit Committee reviews the adequacy of the charter at least annually. The Board of Directors annually reviews the standards for independence for audit committee members under the Nasdaq Listing Rules and has determined that each member of the Audit Committee is independent. The Board of Directors has also determined that three members of the Audit Committee are audit committee financial experts under Securities and Exchange Commission rules.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting, the Company’s disclosure controls and internal control over financial reporting, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and providing an attestation report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed, and discussed with management and the independent accountants, the Company’s audited financial statements for the year ended December 30, 2017, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent accountants’ attestation report on the Company’s internal control over financial reporting. The Audit Committee has discussed with the independent accountants the matters required to be discussed under applicable auditing standards. The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountants their independence. This included consideration of the compatibility of non-audit services with the accountants’ independence.

Based on the reviews and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in SpartanNash’s report on Form 10-K for the period ended December 30, 2017.

Respectfully submitted,

Mickey P. Foret, Chair

M. Shân Atkins

Dr. Frank M. Gambino

Elizabeth A. Nickels

Hawthorne L. Proctor

27	SpartanNash Company Proxy Statement

OWNERSHIP OF SPARTANNASH STOCK

The following table sets forth the number of shares of SpartanNash common stock reported to be beneficially owned by each person or group which is known to the Company to be a beneficial owner of 5% or more of SpartanNash’s outstanding shares of common stock as of December 30, 2017, and each of our directors and nominees for director, each executive officer named in the Summary Compensation Table below and all directors, nominees for director and executive officers of SpartanNash as a group are deemed to have beneficially owned as of December 30, 2017. Information reported with respect to beneficial owners other than SpartanNash nominees, directors, and officers is based entirely on the most recent Schedule 13-G or amendment filed by the listed party as of March 26, 2018, and the Company assumes no responsibility for such reports. Ownership of less than 1% of the outstanding shares of common stock is indicated by asterisk.

Name of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class(1)(2)
5% Owners
BlackRock Inc.(3)	4,677,876	4,781,861	—	4,781,861	13.1%
Dimensional Fund Advisors LP(4)	3,009,057	3,136,571	—	3,136,571	8.6%
The Vanguard Group(5)	41,290	2,079,217	43,022	2,122,239	5.8%
Nominees, Directors, and Officers					*
M. Shân Atkins	40,701	—	—	40,701	*
Theodore Adornato	50,281	—	—	50,281	*
Dennis Eidson	257,172	—	2,400	259,572	*
Mickey P. Foret	24,529	—	—	24,529	*
Dr. Frank M. Gambino	37,792	—	—	37,792	*
Douglas A. Hacker	27,502	—	—	27,502	*
Yvonne R. Jackson	22,033	—	—	22,033	*
Kathleen M. Mahoney	43,451	—	—	43,451	*
Christopher Meyers	—	—	—	—	*
Elizabeth A. Nickels	33,245	—	—	33,245	*
Timothy J. O’Donovan	51,468	—	5,000	56,468	*
Larry Pierce	29,419	—	—	29,419	*
Hawthorne L. Proctor	15,504	—	—	15,504	*
Mark Shamber	—	—	—	—	*
David M. Staples	119,498	—	—	119,498	*
Thomas A. Van Hall	9,221	—	—	9,221	*
William R. Voss	26,455	—	—	26,455	*
All directors, nominees and executive officers as a group (20 persons)	879,384	—	11,400	890,784	2.4%

(1)

The percentages set forth in this column were calculated on the basis of 36,466,441 shares of common stock outstanding as of December 30, 2017. For SpartanNash nominees, officers, and directors, the number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under

28	SpartanNash Company Proxy Statement

OWNERSHIP OF SPARTANNASH STOCK (cont’d)

applicable regulations, are considered to be otherwise beneficially owned by the person as of December 30, 2017. These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(2)

These numbers include shares held directly and shares subject to options that are currently exercisable or that will be exercisable within 60 days after December 30, 2017. Each listed person having such stock options and the number of shares subject to such options are shown in the table below (includes “out-of-the-money” options):

Theodore Adornato	—
M. Shân Atkins	8,276
Dennis Eidson	—
Mickey P. Foret	—
Dr. Frank M. Gambino	3,600
Douglas A. Hacker	—
Yvonne R. Jackson	—
Kathleen M. Mahoney	—
Christopher Meyers	—
Elizabeth A. Nickels	8,276
Timothy J. O’Donovan	8,276
Larry Pierce	—
Hawthorne L. Proctor	—
Mark Shamber	—
David M. Staples	13,800
Thomas A. Van Hall	5,700
William R. Voss	—
All directors, nominees and executive officers as a group (20 persons)	47,928

(3)	Based on a Schedule 13G/A filed January 19, 2018 by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.

(4)	Based on a Schedule 13G/A filed February 9, 2018 by Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)	Based on a Schedule 13G/A filed February 12, 2018 by The Vanguard Group, Inc., PO Box 2600, V26, Valley Forge, Pennsylvania, 19482-2600.

29	SpartanNash Company Proxy Statement

SPARTANNASH’S EXECUTIVE OFFICERS

SpartanNash’s executive officers are appointed annually by, and serve at the pleasure of, the Board or the Chief Executive Officer.

Biographical information for Mr. Staples is included above in the “Board of Directors” section of this proxy statement. The following sets forth biographical information as of the date of this proxy statement concerning SpartanNash’s executive officers who are not directors:

Theodore C. Adornato (age 64) has served as Executive Vice President Retail Operations since November 2013 and from February 2003 to January 2013. From January 2013 to November 2013, Mr. Adornato served as Executive Vice President Wholesale Operations, as part of an effort to promote a greater exchange of knowledge and perspective between the Company’s retail and distribution operations, and provide new leadership opportunities for members of its executive team. Before joining the Company, Mr. Adornato served as Regional Vice President of Tops Markets, L.L.C., Eastern Region, a subsidiary of Royal Ahold, from 1998 to 2003. Previously, Mr. Adornato held various management positions with Tops Markets and Acme Markets, Inc.

David deS. Couch (age 67) has served as Vice President Chief Information Officer since the Merger. From 1996 until the Merger, he served as the Company’s Vice President Information Technology. From 1991 to 1996, Mr. Couch was our Director of Information Technology. Prior to joining SpartanNash in 1987, Mr. Couch was a Product Manager for the Colorado Telecommunication Division of Hewlett Packard Corporation, Technical Services Manager for the Loveland Instrument Division of Hewlett Packard Corporation, and Manager of Computer Services at General Foods Corporation in Battle Creek Michigan, and on the Processing Facilities Design Team for General Foods in White Plains, New York. Mr. Couch has taught college classes in communications and data center management. He holds a BS degree in Business Administration and a MS degree in Computer Science from University of Arizona.

Tammy R. Hurley (age 52) has served as Vice President, Finance and Chief Accounting Officer since August 2016. Prior to her promotion to that position, she served as SpartanNash’s Vice President Finance from February 2015 to August 2016, Director, Accounting from 2010 to 2015, and Corporate Controller from 2001 to 2010. Prior to joining SpartanNash she was an auditor with Deloitte & Touche. She is a Certified Public Accountant.

Kathleen M. Mahoney (age 63) has served as President MDV since June 2017, Chief Legal Officer since November 2015, and corporate Secretary since the Merger. She previously served as Executive Vice President General Counsel from the Merger to November 2015. Ms. Mahoney oversees the Company’s legal, aviation, and government relations functions. Prior to the Merger, Ms. Mahoney served as Executive Vice President General Counsel and Secretary for Nash Finch, where she oversaw legal, aviation, risk management, asset protection, safety, environmental, and insurance procurement and claims management. Ms. Mahoney served in several executive and managerial positions with Nash Finch since joining the company in 2004. Prior to working at Nash Finch, she was the Managing Partner of the St. Paul office of Larson King, LLP. Previously, she spent 13 years with the law firm of Oppenheimer, Wolff & Donnelly, LLP, where she served in a number of capacities including Chair of the Labor and Employment Practice Group and Managing Partner of the St. Paul office. Ms. Mahoney served as Special Assistant Attorney General in the Minnesota Attorney General’s office for six years. She clerked for the Honorable Douglas K. Amdahl, Minnesota Supreme Court Justice and the Honorable Neal P. McCurn, United States District Court Judge for the Northern District of New York.

30	SpartanNash Company Proxy Statement

SPARTANNASH’S EXECUTIVE OFFICERS (cont’d)

Larry Pierce (age 63) Larry Pierce has served as Executive Vice President, Merchandising and Marketing since July 2014, and served in that position on an interim basis from August 2013 to July 2014. From 2008 to 2014, Mr. Pierce was the Vice President Center Store Merchandising for SpartanNash. Mr. Pierce joined the Company in 2008 after serving in a variety of positions with Coca-Cola Enterprises, including Vice President of Sales for the Supermarket, Mass and Convenience channels.

Mark Shamber Mark Shamber (age 49) became Executive Vice President Chief Financial Officer in September 2017. Mr. Shamber previously served as an independent business consultant from October 2015 to September 2017, Senior Vice President, Chief Financial Officer and Treasurer of United Natural Foods, Inc. (“UNFI”) from October 2006 until October 2015. Prior to holding that position, Mr. Shamber served in financial and accounting positions of increasing authority with UNFI since June 2003. From February 1995 until June 2003, Mr. Shamber served in various positions within the assurance and advisory business systems practice at the international accounting firm of Ernst & Young LLP.

Yvonne Trupiano (age 39) joined the Company as Senior Vice President Chief Human Resources Officer in October 2016 and was promoted to Executive Vice President CHRO in March 2018. In addition to human resources, she also oversees the Company’s corporate communications and community development functions. Prior to joining SpartanNash, she served as Vice President Human Resources for Avis Budget Group, a global vehicle rental provider, from February 2013 until October 2016. She originally joined Avis Budget Group in 2004 and served in positions of increasing responsibility.

31	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors has appointed the Compensation Committee to assist the Board in fulfilling its responsibilities relating to compensation of the Company’s executive officers and the Company’s compensation and benefit programs and policies. The Compensation Committee determines and implements the Company’s executive compensation philosophy, structure, policies and programs, and administers and interprets the Company’s compensation and benefit plans.

Our named executive officers for 2017 were:

Name	Title
David Staples	Chief Executive Officer
Dennis Eidson	Former Chief Executive Officer
Mark Shamber	Executive Vice President Chief Financial Officer
Tom Van Hall	Interim Executive Vice President Chief Financial Officer
Christopher P. Meyers	Former Executive Vice President Chief Financial Officer
Kathleen M. Mahoney	President, MDV and Chief Legal Officer
Theodore C. Adornato	Executive Vice President Retail Operations
Larry Pierce	Executive Vice President Merchandising and Marketing

Dennis Eidson retired from the Company, effective May 23, 2017. Christopher P. Meyers resigned from the Company, effective July 14, 2017. Tom Van Hall served on an interim basis from June to October 2017.

Our compensation programs are designed to attract and retain leadership talent consistent with our performance goals. The following discussion provides information regarding the achievements that the compensation program is designed to reward, the elements of the compensation program, the reasons why we employ each element and how we determine amounts paid.

Executive Summary

Business Context

In 2017, the Company made significant progress against key strategic initiatives, including strong sales growth, expansion of the food distribution customer base, diversification of sales channels, and investment in the retail store base. Key accomplishments included:

•	Consolidated net sales increased 5.1% over the prior year, to $8.1 billion.

•	Food distribution segment sales increased 15.6% over the prior year to $4.0 billion.

•	Increased quarterly cash dividend from $0.15 per common share to $0.165 per common share.

•	The Company returned $35.0 million to shareholders through share repurchases.

•	The Company achieved these results despite challenges in the broader retail environment and transitions in the Company’s senior leadership team.

32	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

2017 Chief Executive Officer Compensation

2017 was a year of transition for the Company’s senior leadership. Dennis Eidson retired as CEO in May 2017 and continued to serve as Chairman of the Board of Directors in a non-executive role. The Board of Directors promoted David Staples to CEO in conjunction with Mr. Eidson’s retirement.

In connection with this transition, the Compensation Committee decided that Mr. Eidson’s long-term compensation would be provided entirely in stock rather than a mix of stock and cash, to reflect that fact that he would not be involved in the execution of long-term plans at the operational level in the role of CEO.

With the promotion of Mr. Staples, the Compensation Committee sought to implement a compensation package that is competitive, but also reflects the fact that he is new to the CEO role. As a natural consequence of this approach, Mr. Staples’ salary and overall compensation opportunity is lower than that of Mr. Eidson, but is expected to grow over time as Mr. Staples gains experience in the CEO role and executes on the Company’s business strategies.

In that context, the Board approved the following changes to our CEO’s compensation:

Dennis Eidson

•	Prior to his retirement on May 23, 2017, Mr. Eidson’s overall long-term incentive compensation opportunity at the target level was held at the prior year’s level.

•

As noted above, all of Mr. Eidson’s long-term incentive compensation opportunity was provided in the form of restricted stock. In the prior year, his long-term opportunity was provided in the form of 50% performance-based cash and 50% stock.

•	No change was made to Mr. Eidson’s annual incentive opportunity as a percentage of his salary (110%).

•	Upon his retirement, Mr. Eidson transitioned to the compensation program for non-executive directors as described in the “Compensation of Directors” section of this proxy statement.

David Staples

The Board of Directors promoted Mr. Staples to the CEO position upon Mr. Eidson’s retirement and:

•	approved a 33.3% increase in his base salary;

•	increased his annual incentive opportunity as a percentage of his salary from 80% to 110%;

•	approved an additional grant of restricted stock; and

•	increased his long-term cash incentive award opportunity.

Other Named Executive Officers

The Company also experienced transition in the CFO and President of MDV positions in 2017. In June 2017 the Company engaged Tom Van Hall to serve as CFO on an interim basis following Mr. Meyers’ resignation. Mr. Van Hall has extensive experience with the Company’s finances, having served as the Company’s Vice President Finance for nearly 15 years prior to his retirement from the Company

33	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

in 2015. Mr. Van Hall was compensated at a rate of $30,000 per month and participated in the Company’s Annual Cash Incentive Plan on a pro-rata basis according to the length of his employment during the year, measured from his date of hire. Mr. Van Hall was also made eligible for a discretionary bonus payable following the end of his assignment.

In September 2017, the Company hired Mark Shamber as CFO. For 2018, Mr. Shamber is eligible for participation in all of the Company’s annual and long-term compensation plans.

In June 2017, the Company promoted Ms. Mahoney to President, MDV and Chief Legal Officer. Ms. Mahoney has extensive knowledge and experience with MDV and its business due to her executive experience with SpartanNash and its predecessor, Nash-Finch Company.

In connection with Ms. Mahoney’s promotion to President of MDV, the Board increased her salary and approved an additional grant of restricted stock having a grant date fair value of approximately $100,000, vesting ratably over four years on the anniversary of the grant date. She is also eligible to earn a one-time cash retention bonus opportunity of $100,000 on June 1, 2018.

Executive Compensation Results

The Company achieved significant accomplishments in 2017 despite many challenges. It also established difficult goals through its compensation programs. Because the Company fell short of objectives with respect to performance measures under both the annual cash incentive and the long term cash incentive plans our pay-for-performance philosophy resulted in the Company paying less total compensation (as reported in the Summary Compensation Table) in 2017 compared to 2016. Other results included:

•

Annual Cash Incentive. The Company’s adjusted consolidated net earnings performance was approximately 90.3% of target, resulting in a payout of 56.4% of target annual cash incentive for awards based on corporate performance. Adjusted net sales performance was approximately 95.3% of target, resulting in a payout of 25.0% of target annual cash incentive for awards based on corporate performance. Total bonus payout, when applying an 80% weighting to net earnings and 20% to net sales targets, was approximately 50.1% of target annual cash incentive for awards based on corporate performance.

•

Long Term Cash Incentive. The Company’s Adjusted EPS, net sales, and EBITDA performance for 2017 were 92.3%, 90.7%, and 85.8% of target, respectively. As a result, our named executive officers earned a long-term cash incentive award at 65.7%, 53.5%, and 0% of target, respectively, for those metrics. The overall payout level was 37% of target.

•	Compensation results:

•	Cash incentive compensation earned by the CEO declined by $1.4 million, or 66% compared to 2016 (taking into account all such compensation paid to Mr. Eidson and Staples);

•	Aggregate non-equity incentive plan compensation earned by our three highest compensated officers other than the CEO and CFO declined by $1.2 million, or 71% compared to 2016.

34	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

2018 Executive Compensation Decisions

For 2018, the annual incentive plan has been revised to include an individual strategic goal component in addition to the corporate financial component. The new individual strategic goals are designed to create incentives for our officers to achieve SpartanNash’s key strategic initiatives for profitable growth. In addition, the weight of the Adjusted Net Sales component of the annual incentive plan will be increased from 20% to 30% to emphasize the importance of revenue growth to the Company’s long-term business strategy.

Pay Practices

The Compensation Committee also reviews the Company’s compensation programs to use best practices and avoid poor pay practices. Below is a summary of certain practices we have implemented to serve our compensation philosophies, and certain practices we have avoided because we believe they do not serve our shareholders’ long-term interests.

The practices we follow:	We do NOT:

✓ At-risk compensation. A majority of the compensation paid to our named executive officers is “at-risk” and requires specific and disclosed financial performance, continued employment, or both;

✓ Pay for performance. All performance payouts for named executive officers are based on attainment of goals — both short-term and long-term metrics and targets;

✓ Double-trigger severance arrangements. Our severance agreements provide for double-trigger payments upon change in control;

✓ Double-trigger equity vesting. Beginning in 2016, our equity incentive plan provides for double-trigger vesting of equity awards upon a change in control;

✓  Limited perquisites. Perquisites are limited to certain tax and financial planning benefits and annual physical examinations made available to our executives; and

✓ Executive stock retention. Each executive is required to hold at least 50% of the net shares (after taxes) acquired through the Company’s stock incentive plans and other forms of stock based compensation until the executive has achieved the required level of ownership.

✓ Clawback policy. Incentive compensation paid to executives is subject to recovery.

Ó  Provide guaranteed salary increases;

Ó  Provide guaranteed bonuses;

Ó  Allow hedging or pledging of Company stock by officers, directors, or associates;

Ó  Provide excessive perquisites;

Ó  Provide excise tax gross-ups in change in control agreements for new officers (elected after October 2013); or

Ó  Allow repricing of options without shareholder approval.

35	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

In addition to the elements of compensation discussed above, our executives participate in certain defined benefit and deferred compensation plans. These plans are discussed below under the captions “Pension Benefits,” “Qualified Defined Contribution Retirement Plan,” and “Non-Qualified Deferred Compensation.”

Clawback Policy

The Company maintains a clawback policy providing that under certain circumstances, the Company may recover incentive compensation paid to any current or former associate holding a position of Vice President or a more senior position. The compensation is recoverable if: (a) there is a restatement of all or a portion of the Company’s financial statements due to material non-compliance with financial reporting requirements, (b) the incentive compensation was based on materially inaccurate financial statements or performance metrics, or (c) the associate engaged in ethical misconduct, serious wrongdoing, or violation of applicable legal or regulatory requirements. The Company may recover any incentive compensation paid within the three years prior to the applicable event or conduct.

Mix of Compensation Elements

When determining the mix of awards, the Compensation Committee considers factors such as the short-term and long-term compensation expense to the Company, the economic value delivered to the executives, the overall level of share ownership by the executives, share availability under Company plans, annual share usage and dilution of shareholders, and practices at the Peer Group Companies. The award mix (at target level) for 2017 is presented below.

Pay for Performance

Our executive compensation elements and programs reflect our “pay for performance” philosophy. The Compensation Committee and the Board have implemented and intend to maintain compensation plans that link a substantial portion of executive compensation to the achievement of goals that the Board considers important.

36	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The table below presents analysis of the pay for performance relationship for the most recently available data (2014 through 2016). The purpose of the analysis is to evaluate whether the Company’s CEO compensation programs are aligned with the Company’s total shareholder return (“TSR”), as measured against the Peer Group Companies. The analysis reflects that CEO realizable compensation was reasonably aligned with total shareholder return for the period. For the purposes of this analysis, “realizable compensation” includes base salary, annual incentives, intrinsic value of options, restricted stock, and performance plan payouts. The Company believes that this analysis supports the Compensation Committee’s view that the performance-based long-term cash incentive plan has contributed to the alignment of the CEO’s pay and performance.

Analysis of Compensation Elements for 2017

Overview

The following is a discussion of key compensation programs and decisions for 2017.

1. Annual Cash Incentive Awards.

Each named executive officer other than Mr. Van Hall and Mr. Shamber was granted an opportunity to earn an annual incentive award under the Company’s Executive Cash Incentive Plan of 2015 (the “Executive Plan”). Mr. Shamber joined the Company after the cutoff date for participation in the Company’s 2017 annual and long-term incentive plans. He was made eligible for a discretionary bonus that was designed to approximate the amount he would have earned had he been eligible for participation in the 2017 annual incentive plan.

The value of the annual incentive award is dependent on the Company’s achievement of specified levels of adjusted consolidated net earnings and net sales. For Mr. Adornato, 50% of his award is dependent on the performance of the retail segment. If the threshold level of adjusted consolidated net earnings is not achieved, then no award is paid for the year, regardless of business unit performance.

37	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

ANNUAL CASH INCENTIVE AWARD PAYOUT DESIGN

	Adjusted Net Sales (in thousands)	Percentage of Targeted Adjusted Net Sales Achieved for 2017	Percent of Target Annual Incentive Award Paid*	Adjusted Consolidated Net Earnings (in thousands)	Percentage of Targeted Consolidated Net Earnings Achieved for 2017	Percent of Target Annual Incentive Award Paid*
Threshold	$8,095,914	95.0%	20.0%	$70,617	80.0%	10.0%
Target	8,522,015	100.0%	100.0%	88,271	100.0%	100.0%
Maximum	8,948,116	105.0%	200.0%	102,659	116.3%	200.0%
Actual**	8,122,776	95.3%	25.0%	79,713	90.3%	56.4%
*	The threshold, target, and maximum annual incentive award for each named executive officer is reported in the Grants of Plan-Based Awards Table in this proxy statement. The percentage of Target annual incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified above.
**	Company’s actual performance is after adjustments as approved by the Board of Directors under the terms of the Executive Cash Incentive Plan of 2015.

2. Long-Term Incentive Awards

The long-term incentive award opportunity provided to executive officers consists of mix of restricted stock and multi-year performance-based cash awards. The mix is 50% cash and 50% stock, except for Mr. Eidson, who received 100% stock as discussed above.

Long-Term Cash Incentive Awards. In March 2017, Mr. Staples, Mr. Meyers, Mr. Adornato, and Ms. Mahoney were granted an opportunity to earn a long-term cash incentive award under the Executive Plan, to be earned and vested over a three-year period. Mr. Meyer’s award was forfeited when he left the Company. Mr. Shamber did not receive an award opportunity because he joined the Company in September. Each award is based on three metrics:

1.	Adjusted Earnings Per Share (“EPS”) — a basis for the valuation of our stock and an effective measure of the growth of shareholder wealth

2.	Return on Invested Capital (“ROIC”) — a measure of the profitability and value-creating potential after taking into account the amount of initial capital invested.

3.	Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”) — which we define as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of net earnings.

The portion of the March 2017 award opportunity for each named executive officer is as follows:

Performance Measurement (For 2017 through Fiscal 2019)	Percentage of Long-Term Cash Incentive Award
Adjusted EPS	40%
ROIC	20%
Adjusted EBITDA	40%

38	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The amount of each component of the long-term incentive award earned for the three year performance period will be determined according to the following matrices (the percentage of Target long-term cash incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified in each table):

MARCH 2017 LONG-TERM CASH AWARD

ADJUSTED EPS COMPONENT

	Percentage of Earnings Per Share Achieved	Percent of Target Long-Term Cash Incentive Award Paid
	<80%	0%
Threshold	80.0%	10.0%
Target	100.0%	100.0%
Maximum	≥116.3%	200.0%

MARCH 2017 LONG-TERM CASH AWARD

ROIC COMPONENT

	Percentage of Plan ROIC Achieved	Percent of Target Long-Term Cash Incentive Award Paid
	<92%	0%
Threshold	92.0%	10.0%
Target	100.0%	100.0%
Maximum	≥115.0%	200.0%

MARCH 2017 LONG-TERM CASH AWARD

ADJUSTED EBITDA COMPONENT

	Percentage of Adjusted EBITDA Achieved	Percent of Target Long-Term Cash Incentive Award Paid
	<90%	0%
Threshold	90.0%	50.0%
Target	100.0%	100.0%
Maximum	≥105.0%	200.0%

39	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The potential values of the long-term cash incentive award for each named executive officer are set forth below.

	Adjusted EPS (40%)			Adjusted EBITDA 40%)			ROIC (20%)			Target Long-Term Cash Incentive Award Value
Name	Threshold	Target	Max.	Threshold	Target	Max.	Threshold	Target	Max.
Staples	$40,000	$400,000	$800,000	$200,000	$400,000	$800,000	$20,000	$200,000	$400,000	$1,000,000
Meyers	11,000	110,000	220,000	55,000	110,000	220,000	5,500	55,000	110,000	275,000
Mahoney	8,400	84,000	168,000	42,000	84,000	168,000	4,200	42,000	84,000	210,000
Adornato	7,560	75,600	151,200	37,800	75,600	151,200	3,780	37,800	75,600	189,000
Pierce	8,000	80,000	160,000	40,000	80,000	160,000	4,000	40,000	80,000	200,000

The following table shows the status of all outstanding long-term incentive cash awards as of December 30, 2017 under the long-term cash incentive program.

Award Date	Performance Measure	Performance Period	Actual Performance as % of Target(1)	Payout Earned	Payout Due
March 1, 2017	Adj. EPS	FYE 12/28/19	TBD	TBD
	ROIC	FYE 12/28/19	TBD	TBD	After fiscal 2019
	EBITDA	FYE 12/28/19	TBD	TBD
March 1, 2016	Adj. EPS	FYE 12/29/18	TBD	TBD	After fiscal 2018
	ROIC	FYE 12/29/18	TBD	TBD
	EBITDA	FYE 12/29/18	TBD	TBD
February 25, 2015	Adj. EPS	FYE 12/30/17	92.3%	65.7%	After fiscal 2017
	Net Sales	FYE 12/30/17	90.7%	53.5%
	EBITDA	FYE 12/30/17	85.8%	0.0%

[1]	Company’s actual performance is after adjustments approved by the Board of Directors under the terms of the Executive Cash Incentive Plan of 2015.

Objectives of SpartanNash’s Compensation Programs

The primary objectives of the Company’s compensation are to:

•	attract, retain, motivate, and reward talented executives who are critical to the current and long-term success of the Company;

•

provide an overall level of compensation opportunity that is competitive within the markets in which SpartanNash competes and within a broader group of companies of comparable size, financial performance, and complexity;

•	provide targeted compensation levels that are consistent with the 50th percentile of competitive market practices for each pay component (base salary, annual incentives, and long-term incentives);

•	support SpartanNash’s long-range business strategy;

•	reward and retain the Company’s executives and compensate for individual performance; and

•	align the interests of the executives with those of the shareholders by linking compensation to the Company’s performance and share price.

40	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

How the Compensation Committee Determines Compensation Levels

The processes the Compensation Committee follows when determining pay levels are discussed in more detail below.

Overview

The Compensation Committee’s overall decision-making process is summarized as follows:

•

the Committee reviews with its independent compensation consultant recent trends and developments in executive compensation, including salaries, short-term and long-term incentive plan targets and payouts, equity awards, and perquisites and benefits;

•

the Company’s executive officers, Human Resources, and Finance associates serve as resources to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request;

•

the Committee reviews and analyzes data, including surveys and publicly available information compiled by the independent compensation consultant, to determine the median level of compensation for each type of compensation paid for comparable positions at comparable companies;

•

the Committee compares the compensation of the Company’s executives to compensation at the comparable companies in the context of the Company’s financial performance, economic conditions, and other factors; and

•

the Committee sets compensation opportunities for our executives to target generally the median levels for comparable companies, but makes adjustments for a number of considerations discussed below, including individual performance, company performance, past compensation, and other factors.

Market Benchmarking

In general, the Compensation Committee seeks to provide target compensation opportunities that are competitive with the market levels for each major category of compensation for executives in similar positions at companies of comparable size, financial performance, industry and complexity. As part of this overall analysis, the Committee reviews survey data provided by its compensation consultants, and engages in benchmarking of selected companies (referred to as “Peer Group Companies”).

The Compensation Committee reviews the constituents of the Peer Group Companies from time to time to help ensure that the group is fairly comparable to the Company. Changing business models, mergers, growth, and other factors may necessitate adjustments. The Peer Group Companies for 2017 were as follows:

Anixter International Inc.

The Andersons, Inc.

Casey’s General Stores, Inc.

Core-Mark Holding Company, Inc.

Essendent Inc.

Owens & Minor, Inc.

Ryder System, Inc.

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EXECUTIVE COMPENSATION (cont’d)

Smart & Final Stores, Inc.

SUPERVALU Inc.

SYNNEX Corp.

United Natural Foods, Inc.

Vertiv Corporation

WESCO International Inc.

Median 2017 revenue for the peer group was $7.9 billion, compared to SpartanNash revenue of $8.1 billion. Peer Company revenue for 2017, expressed as a multiple of the Company’s revenue, ranged from 0.5 to 2.1. Median market capitalization at the end of 2017 was $1.5 billion for the Peer Group Companies compared to $1.0 billion for SpartanNash. The chart below illustrates the 2017 market capitalization and revenue of each Peer Group Company expressed as a multiple of the corresponding value for SpartanNash.

•  Peer Group Company market capitalization ranged from 0.4 to 5.7 times the Company’s market capitalization at December 30, 2017.

•  Peer Group Company 2017 revenue ranged from 0.5 to 2.1 times Company revenue for the corresponding period.

In addition to determining the median level of an element of a compensation category among the Peer Group Companies, the Committee analyzes competitive compensation practices in the general industry for those positions that may be occupied by officers and executives recruited from outside of the wholesale and retail grocery business and perform regression analysis to adjust to SpartanNash’s revenue size in these cases.

Market levels serve only as a reference point; the Committee also considers:

•	individual performance;

•	time each executive has served in the position;

•	the experience of each executive;

•	future potential of the executive;

•	internal equity;

•	retention concerns; and

•	Company performance.

42	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Evaluating Individual Performance

Each year, the Compensation Committee reviews and evaluates individual executive performance as part of its decision making process. The Chairperson of the Compensation Committee coordinates the Board’s review of the individual performance of the Chief Executive Officer. The Chairman of the Board helps ensure that the Chief Executive Officer’s performance objectives are appropriate. The Chairman of the Board, Lead Independent Director, and the Chair of the Compensation Committee communicate the Board’s review to the Chief Executive Officer.

For the named executive officers other than the Chief Executive Officer, the Chief Executive Officer reviews with the Compensation Committee an evaluation of each executive officer’s performance.

As discussed above, individual performance is only one factor among several that the Compensation Committee considers in making these adjustments, and there is no prescribed formula or mechanism for translating individual performance into specific amounts of compensation. The Compensation Committee’s decision-making process necessarily involves the Committee’s informed judgment with respect to individual executive performance in the context of many considerations and criteria, none of which are individually controlling, including experience, potential of the executive, retention concerns, recent compensation of the executive, internal pay equity, Company performance, and general industry and economic conditions.

Internal Pay Equity

The ratio between Chief Executive Officer compensation and other named executive officer compensation is used by some as an indicator of internal pay equity. For SpartanNash as of 2017, the ratio of the CEO’s target total direct compensation (salary, annual bonus opportunity, and long-term incentive opportunity) to the average target total direct compensation of the other named executive officers was 3.4 to 1. The Compensation Committee believes that this ratio is within the market range of between 3.0 and 3.5 to 1.

Use of Independent Compensation Consultants

The Compensation Committee has engaged Willis Towers Watson (“WTW”), a compensation consulting firm that has provided such services to the company since 2010. The Compensation Committee evaluated the independence of WTW, taking into account the fact that its affiliates provide certain benefits-related services to the Company, and determined that the provision of other services by WTW affiliates would not affect the ability of WTW to deliver objective and independent advice to the Compensation Committee. In 2017, the Company paid WTW $215,000 for its executive compensation services, and paid $425,000 to affiliates of WTW for providing services unrelated to executive compensation.

The Compensation Committee instructed WTW to provide advice and guidance on compensation proposals, including changes to compensation levels, the design of incentive plans and other forms of compensation, and to provide information about market practices and trends. Typically, WTW attends one or two Compensation Committee meetings per year, reviews existing compensation programs for consistency with our compensation philosophy and current market practices and

43	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

produces the comparative information derived from peer group and published survey data that the Compensation Committee reviews when setting compensation. With respect to 2017, WTW’s activities included:

•	performing a market review of executive officer compensation components;

•	reviewing our annual and long-term incentive plan design structure;

•	reviewing current issues and trends in executive compensation; and

•	reviewing the pay-for-performance alignment of our executive compensation programs.

Stock Ownership Guidelines

SpartanNash’s Board of Directors has established stock ownership guidelines for corporate officers. These guidelines are designed to help ensure that officers share downside risk and upside potential with other shareholders. Our executive officers are expected to achieve and maintain a level of stock ownership having a value that is approximately equal to or greater than a percentage of the executive’s annual base salary. The percentages are as follows:

Position	Percentage of Base Salary
Chief Executive Officer	500%
Executive Vice Presidents	300%
Senior Vice President	200%
Vice Presidents; Regional and Divisional Vice Presidents	100%

Until the specified level of ownership is achieved, executives are required to hold at least 50% of all shares acquired (net of taxes) through the Company’s stock incentive plans and other forms of stock based compensation. As of December 30, 2017, all of the Company’s named executive officers had achieved the target ownership level or were making satisfactory progress toward the target levels as required under the Company’s stock ownership policy.

Personal Benefits and Perquisites

Perquisites play a minor role in the Company’s compensation program. The Company has retained a firm to provide tax and financial planning services for its named executive officers, and executives are provided with an annual physical.

Risk Considerations

The Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	we structure our pay to consist of both fixed compensation and variable compensation;

•	we cap our cash incentive opportunity;

•	equity awards generally vest over four years, creating incentives for long-term growth;

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EXECUTIVE COMPENSATION (cont’d)

•	we have strict internal controls;

•	the Company may recover incentive-based compensation under the Company’s clawback policy; and

•	we have stock ownership requirements.

Severance and Change in Control Payments

SpartanNash believes that severance payments upon certain terminations of employment benefit the Company and the shareholders by allowing executives to remain focused during uncertain times while also obtaining restrictive covenants for the benefit of the Company. SpartanNash also believes that benefits payable upon a “double-trigger” of both termination of employment and a change in control benefit the Company and the shareholders by motivating and encouraging each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, and by motivating the executives in the period leading up to a potential change in control. To accomplish these goals, SpartanNash has entered into an employment agreement and an executive severance agreement with each named executive officer.

Under the terms of our equity based compensation plans and our executive employment and severance agreements, the Chief Executive Officer and other named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a change in control of the Company. The specific terms of these arrangements and an estimate of the compensation that would have been payable had they been triggered as of year-end are described in detail in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.” The terms and conditions of these arrangements are the result of arms-length negotiations between the Compensation Committee and the Company’s executive officers.

The termination of employment provisions of the executive employment and severance agreements are intended, in part, to address retention concerns by providing these individuals with a certain amount of compensation that would offset the potential disincentive to support an effort that would result in a change in control of the Company that could threaten the executive’s job.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain officers. While we do not design our compensation programs solely for tax purposes, we do design our programs to be tax efficient for the Company where possible. Under appropriate circumstances, SpartanNash may approve compensation that is not deductible under Section 162(m) if it determines that it would be appropriate. The Tax Cuts and Jobs Act of 2017 eliminates the exemption for performance-based compensation from the application of Section 162(m). The Company is evaluating the effect of this change, but does not expect it to have a material effect on executive compensation decisions.

45	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Shareholder Say-On-Pay Votes

The Company provides its shareholders with the opportunity to cast a say-on-pay vote annually, which is an advisory vote on executive compensation. At the Company’s Annual Meeting held in May 2017, over 95% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation, and generally did not change its approach in 2017. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

46	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

SUMMARY COMPENSATION TABLE

The following table shows certain information concerning the compensation earned by each person who served in the capacity of the Chief Executive Officer and the Chief Financial Officer; and each of the Company’s three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer who were serving as executive officers as of the end of 2017 (the officers identified in the table below are referenced in this Proxy Statement as the “named executive officers”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total(5)
David Staples	2017	$727,212	$—	$990,619	$539,013	$4,235	$101,023	$2,362,102
President and CEO	2016	600,000	—	428,350	791,325	4,308	80,195	1,904,178
	2015	584,615	—	384,975	668,037	5,126	65,505	1,708,258
Mark Shamber	2017	135,385	47,498	—	—	—	606	183,489
EVP and CFO
Kathleen M. Mahoney(6)	2017	441,154	—	312,472	193,939	—	47,717	995,282
EVP and CLO	2016	415,000	—	195,137	430,458	—	42,341	1,082,936
	2015	376,923	552,500	186,593	210,937	—	14,494	1,341,447
Theodore Adornato	2017	378,269	—	188,368	135,330	1,701	44,200	747,868
EVP	2016	371,000	—	195,137	395,297	1,730	41,676	1,004,840
Retail Operations	2015	369,308	—	186,593	322,899	2,058	43,396	924,254
Larry Pierce	2017	368,462	—	199,359	173,265	155	46,226	787,467
EVP	2016	341,000	—	195,137	392,160	159	39,171	967,627
Merchandising and Marketing	2015	339,461	—	186,593	234,110	189	36,645	796,998
Dennis Eidson	2017	353,077	—	2,631,405	548,103	7,912	154,625	3,695,122
Former CEO	2016	900,000	—	1,315,985	2,162,130	2,292	152,399	4,532,806
	2015	896,154	—	1,184,449	1,658,881	4,768	149,061	3,893,313
Tom Van Hall	2017	96,923	113,151	—	10,246	—	5,244	225,564
Interim EVP and CFO
Christopher Meyers	2017	254,423	—	274,066	—	1,923	13,642	544,054
Former EVP and CFO	2016	328,846	—	220,317	298,305	—	5,448	852,916

(1)

These amounts represent the grant date fair value of restricted stock determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The Company did not grant option awards in any of the years presented. For details regarding the assumptions used in the valuation of share-based awards, see Note 14, Stock-Based Compensation, to the audited financial statements of SpartanNash contained in the Company’s Report on Form 10-K for the period ended December 30, 2017.

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EXECUTIVE COMPENSATION (cont’d)

(2)

The amount reported in this column consists of the annual cash incentive award earned and the portion of the long-term cash incentive award that was earned in 2017. These awards were made under the Company’s Executive Cash Incentive Plan of 2015. The following table provides details regarding the non-equity incentive compensation earned by each named executive officer in 2017:

Name	Annual Cash Incentive Award Earned	Adj. EPS Portion of Long-Term Incentive Award Earned	Net Sales Portion of Long-Term Incentive Award Earned	Adj. EBITDA Portion of Long-Term Incentive Award Earned	Total
Mr. Staples	$394,791	$102,492	$41,730	$—	$539,013
Mr. Shamber	—	—	—	—	—
Ms. Mahoney	124,047	49,669	20,223	—	193,939
Mr. Adornato	65,438	49,669	20,223	—	135,330
Mr. Pierce	103,373	49,669	20,223	—	173,265
Mr. Eidson	200,384	247,108	100,611	—	548,103
Mr. Van Hall	—	7,281	2,965	—	10,246
Mr. Meyers	—	—	—	—	—

(3)

The amounts reported in this column consist of the change in the actuarial present value of the named executive officer’s accumulated benefit under the SpartanNash Cash Balance Pension Plan and Supplemental Executive Retirement Plan, computed as of the pension plan measurement date used for financial statement reporting purposes for the reported years. For more information, see the Pension Benefits section of this proxy statement and Note 11, Associate Retirement Plans, to the audited financial statements of SpartanNash contained in the Company’s Annual Report on Form 10-K for the period ended December 30, 2017.

(4)

“All Other Compensation” includes the value of Company matching contributions to each executive’s qualified and non-qualified retirement plans, dividends on unvested restricted stock awards, and Company paid life insurance premiums (a benefit that is generally available to the Company’s salaried associates). The following table provides details regarding all other compensation paid to named executive officers for 2017:

Name(5)	Qualified Savings Plan Match	Nonqualified Savings Plan Match	Dividends on Unvested Restricted Stock	Insurance Premiums	Total
Mr. Staples	$12,420	$56,247	$31,751	$606	$101,023
Mr. Shamber	—	—	—	606	606
Ms. Mahoney	12,420	21,768	12,924	606	47,717
Mr. Adornato	12,420	19,935	11,240	606	44,200
Mr. Pierce	12,420	21,934	11,267	606	46,226
Mr. Eidson	12,420	43,351	98,249	606	154,625
Mr. Van Hall	2,077	—	2,561	606	5,244
Mr. Meyers	8,100	—	4,936	606	13,642

(5)	None of the Company’s named executive officers received perquisites or personal benefits having an aggregate value of $10,000 or greater.

48	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of an award made to the named executive officers in 2017. Mr. Van Hall did not receive any grants of plan-based awards.

	Grant Date	Estimated Possible or Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards(2)
Name		Threshold	Target	Maximum
David Staples	3/1/17	$94,523	$787,693	$1,575,385
	3/1/17	126,100	485,000	970,000
	5/23/17	133,900	515,000	1,030,000
	3/1/17				14,760	$513,353
	5/23/17				13,228	477,266
Kathleen Mahoney	3/1/17	29,700	247,500	495,000
	3/1/17	54,600	210,000	420,000
	3/1/17				6,020	209,376
	6/1/17				3,356	103,096
Theodore Adornato	3/1/17	25,080	209,000	418,000
	3/1/17	49,140	189,000	378,000
	3/1/17				5,416	188,368
Larry Pierce	3/1/17	24,750	206,250	412,500
	3/1/17	52,000	200,000	400,000
	3/1/17				5,732	199,359
Dennis Eidson	3/1/17	118,800	990,000	1,980,000
	3/1/17	—	—	—
	3/1/17				73,068	2,541,305
	8/22/17				3,636	90,100
Christopher Meyers(3)	3/1/17	39,900	332,500	665,000
	3/1/17	71,500	275,000	550,000
	3/1/17				7,880	274,066

(1)

The amounts reported in these rows represent the possible threshold, target, and maximum awards that could have been earned by each named executive officer for the annual cash incentive award (first line) and that can be earned for the long term incentive award opportunities (second line) under the Executive Plan. Mr. Staples received a supplement grant under the Executive Plan on the date of his promotion to CEO (third line for his table entry). For details regarding how these amounts are determined, see the Compensation Discussion and Analysis section of this proxy statement.

(2)

Amount reported is the aggregate grant date fair value determined in accordance with ASC 718. For valuation assumptions, see Note 14, Stock-Based Compensation, to the audited financial statements of SpartanNash contained in the Company’s Report on Form 10-K for the period ended December 30, 2017.

(3)	All of these awards were forfeited upon Mr. Meyers’ termination of employment.

Discussion of Summary Compensation and Plan-Based Awards Tables

The Company paid the compensation set forth in the Summary Compensation Table and the grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth above in the

49	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

“Compensation Discussion and Analysis” section of this proxy statement. A summary of certain material terms of our compensation plans and arrangements is set forth below.

Salary; Employment Agreements. Each named executive officer is paid a salary pursuant to an employment agreement with the Company. For information regarding determination of base salaries, see the Compensation Discussion and Analysis section of this proxy statement.

The Company has entered into an Executive Employment Agreement with each of its executive officers. None of the agreements has a specified term of years. Under the terms of each Agreement, the Company will employ the executive as an officer of the Company for an indefinite period of time until termination of employment. Each executive officer receives a base salary that will be reviewed annually and is eligible to participate in any of the Company’s bonus programs designated by the Compensation Committee. Each executive officer’s employment terminates automatically in the event of death, and the Company may terminate the executive’s employment for disability if he or she is no longer able to perform the essential functions of the position, or for cause. Please see the Potential Payments Upon Termination or Change-in-Control section of this proxy statement for detailed information regarding payments to executive officers upon termination of employment for any reason.

Non-Equity Incentive Plan Awards. For 2017, each named executive officer was granted the opportunity to earn cash incentive compensation on an annual basis, and a long-term incentive award to be earned based on performance over three years. The awards were granted under the Company’s shareholder-approved Executive Cash Incentive Plan of 2015.

The Executive Plan is a non-equity incentive compensation plan that is designed to motivate executive officers and other participants who are in a position to make substantial contributions toward the achievement of goals established under the plan. The plan’s objectives include:

•	motivating participants to achieve SpartanNash’s annual financial and business objectives;

•	providing a competitive incentive compensation opportunity; and

•	creating linkage between participant contribution and SpartanNash’s business and financial objectives.

The Executive Plan permits incentive compensation paid under the plan to be deductible under the Internal Revenue Code. Under the terms of the Executive Plan, the Compensation Committee may use only objective measures of financial performance specified in the Plan itself (or approved by the Company’s shareholders at a later date), and it must specify the relationship between the level of the cash incentive award and the performance measure. Payment of cash incentive awards under the Executive Plan is entirely contingent on the achievement of specified objective measures of performance.

Restricted Stock. All shares of restricted stock were awarded to the named executive officers pursuant to the Stock Incentive Plan of 2015. Awards under SpartanNash’s equity compensation plans are designed to:

•	align executive and shareholder interests;

•	reward executives and other key associates for building shareholder value; and

•	encourage long-term investment in SpartanNash.

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EXECUTIVE COMPENSATION (cont’d)

Prior to making any equity awards, the Compensation Committee considers share usage under all of the Company’s equity compensation plans, dilution of shareholders, and each executive’s current ownership of the Company’s stock.

Equity incentive awards have several key advantages over cash compensation, including promoting executive retention through the use of vesting periods and aligning executive and shareholder interests by giving executives an ownership stake in the Company.

The shares of restricted stock granted to the named executive officers in 2017 vest in four equal yearly increments. If the employment of an executive officer is terminated for any reason other than death, disability, or retirement, then all unvested shares of restricted stock are forfeited unless the Compensation Committee exercises its discretion to waive any remaining restrictions. If an executive officer dies or becomes disabled then all outstanding shares of restricted stock will vest automatically. In the event of retirement, the outstanding shares will continue to vest, provided that the executive continues to comply with the noncompetition covenants applicable to the award. For information regarding accelerated vesting of restricted stock upon termination or a change-in-control of the Company, please see the section entitled “Potential Payments Upon Termination or Change-in-Control.”

Dividends. Executives receive any dividends paid on vested and unvested restricted shares at the rate dividends are paid on common stock.

Holding Period. The shares of restricted stock awarded to the named executive officers are subject to forfeiture if not held until the restrictions applicable to the shares have elapsed. While the shares of restricted stock once vested are not subject to an express holding period, each named executive officer must comply with the Company’s stock ownership guidelines discussed on page 44.

Stock Bonus Plan. SpartanNash’s named executive officers and certain other key associates may elect to receive all or a portion of any annual cash incentive award they may receive in the form of SpartanNash common stock pursuant to the Company’s 2001 Stock Bonus Plan. Under the Plan, participants may elect to receive up to 100% of their annual cash incentive award in the form of SpartanNash stock. Associates who make such an election receive SpartanNash common stock having a value equal to the portion of the annual cash incentive award designated by the associate, plus an additional grant of shares having a value of up to 30% of the election amount. All shares issued under the Stock Bonus Plan are subject to a holding period of at least twelve months. Since 2014, the Compensation Committee has provided that participants in this plan receive additional shares having a value of 20% of the elected cash bonus amount, and the minimum holding period is 24 months.

Pension Benefits and Non-Qualified Deferred Compensation. For information on pension benefits and non-qualified deferred compensation, please see the tables and accompanying narrative below.

All Other Compensation. The amounts reported under “All Other Compensation” include dividends paid on unvested restricted stock awards (which are paid at the same rate as dividends paid on the Company’s common stock), and matching payments for contributions to the Company’s qualified and non-qualified retirement plans.

“All Other Compensation” also includes the dollar value of premiums paid by the Company for group term life insurance for the named executive officers. The Company pays group term life insurance premiums for all of its associates.

51	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table provides information concerning unexercised options and restricted stock awards that have not vested for each named executive officer outstanding as of December 30, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(3)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested(2)
David Staples	13,800	—	$13.87	5/14/19	49,617	$1,323,782
Mark Shamber	—	—	—	—	—	—
Kathleen Mahoney	—	—	—	—	19,990	533,333
Theodore Adornato	—	—	—	—	16,030	427,680
Larry Pierce	—	—	—	—	16,416	437,979
Dennis Eidson	—	—	—	—	144,901	3,865,959
Tom Van Hall	5,700	—	13.87	5/14/19	3,521	93,940
Christopher Meyers	—	—	—	—	—	—

(1)	All exercisable options are fully vested.

(2)	The market value reflected in this column is based on a closing market price of $26.68 on December 29, 2017 (the last trading day of 2017) as reported by the Nasdaq Global Select Market.

(3)	The following table sets forth the vesting dates for unvested restricted stock awards to each named executive officer as of December 30, 2017. All option awards are fully vested.

Vesting Schedule for Shares of Restricted Stock

Vesting Date	David Staples	Mark Shamber	Kathleen Mahoney	Theodore Adornato	Larry Pierce	Dennis Eidson	Tom Van Hall	Christopher Meyers
2/1/18	3,039	—	1,934	1,934	2,004	11,052	1,271	—
3/1/18	7,315	—	3,262	3,111	3,190	33,056	1,125	—
4/1/18	3,780	—	1,722	1,722	1,722	11,613	—	—
5/23/18	3,307	—	—	—	—	—	—	—
6/1/18	—	—	839	—	—	—	—	—
3/1/19	7,315	—	3,262	3,111	3,190	29,420	1,125	—
4/1/19	3,780	—	1,722	1,722	1,722	11,613	—	—
5/23/19	3,307	—	—	—	—	—	—	—
6/1/19	—	—	839	—	—	—	—	—
3/1/20	3,690	—	1,505	1,354	1,433	18,267	—	—
4/1/20	3,780	—	1,722	1,722	1,722	11,613	—	—
5/23/19	3,307	—	—	—	—	—	—	—
6/1/19	—	—	839	—	—	—	—	—
3/1/21	3,690	—	1,505	1,354	1,433	18,267	—	—
5/23/21	3,307	—	—	—	—	—	—	—
6/1/21	—	—	839	—	—	—	—	—

52	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning each exercise of stock options and each vesting of restricted stock during the last completed fiscal for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
David Staples	28,500	$231,390	13,852	$502,353
Mark Shamber	—	—	—	—
Kathleen Mahoney	—	—	5,413	195,666
Theodore Adornato	4,900	19,600	7,691	280,726
Larry Pierce	9,325	150,358	6,380	231,849
Dennis Eidson	94,520	1,174,669	45,319	1,648,305
Tom Van Hall	—	—	3,836	141,729
Christopher Meyers	—	—	2,022	70,750

(1)

The dollar values reported in this column are calculated by multiplying the number of shares acquired on exercise by the “spread” between the closing price of SpartanNash common stock on the date of the exercise and the exercise price of the option.

(2)

The dollar values reported in this column are calculated using the closing price of the stock on the date of vesting, or if the vesting date is not a day on which Nasdaq is open for trading, then the closing price on the most recent preceding trading day.

PENSION BENEFITS

Messrs. Eidson, Staples, Adornato, and Pierce participated in the now-frozen Spartan Stores Cash Balance Pension Plan, a qualified pension plan. The Cash Balance Pension Plan was frozen in 2011 and additional service credits are no longer added to each Associate’s account. The participants in the Cash Balance Pension Plan will continue to accrue interest credits at the end of each month until the cash balance is paid out. The interest rate used for this purpose is the average of the 10-year Treasury interest rate over the 3 months ending in November of the prior calendar year, or 2.05%, whichever is greater.

Upon termination of employment, a participant will be entitled to his or her vested accrued benefit.

53	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The table below summarizes the pension benefits for the named executive officers that participate in the Cash Balance Pension Plan and the Supplemental Executive Retirement Plan (“SERP”). Because the Pension Plan is frozen, SERP participants will no longer accrue basic credits under the SERP, but may accrue interest credits.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)(2)	Payments During Last Fiscal Year
David Staples	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	17.75 17.75	$101,245 109,567	$	— —
Theodore Adornato	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	13.00 13.00	44,802 39,845		— —
Larry Pierce	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	8.00 8.00	7,260 501		— —
Dennis Eidson	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	14.75 14.75	— —		53,848 112,169

(1)

Represents the actuarial present value of the named executive officer’s accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes (December 30, 2017). For more information, see Note 11, Associate Retirement Plans, to the audited financial statements of SpartanNash contained in the Company’s Report on Form 10-K for the period ended December 30, 2017.

(2)

The Cash Balance Pension Plan was frozen effective January 1, 2011. Even though participants may continue to accrue years of credited service, the additional years do not increase the value of the accumulated benefit, but increased service years affect the distribution payment options at termination. These changes are also effective for the Supplemental Executive Retirement Plan, which mirrors the Cash Balance Pension Plan (as discussed below), except that distribution options under the Supplemental Executive Retirement Plan are different.

Qualified Defined Contribution Retirement Plan

The Company maintains the Savings Plus Plan, a qualified 401(k) defined contribution retirement plan that is generally open to all of the Company’s non-union associates. Our named executive officers are eligible to participate in the Savings Plus Plan, subject to wage and contribution limits imposed by the Internal Revenue Code.

The Savings Plus Plan allows for 50% matching contributions by the Company up to 6% of salary. Matching contributions are subject to a vesting schedule for associates with less than five years of service. The Savings Plus Plan also includes a discretionary profit-sharing contribution for eligible participants. The Company did not make any profit sharing contribution for 2017.

NON-QUALIFIED DEFERRED COMPENSATION

SpartanNash maintains two non-qualified deferred compensation plans: the Supplemental Executive Savings Plan (“SESP”), which is a non-qualified deferred compensation plan for SpartanNash’s officers and certain other associates, and the SERP, which provides non-qualified deferred compensation benefits to SpartanNash’s officers.

54	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The purpose of the SESP is to provide officers with the benefits that they are otherwise denied under the Company’s qualified savings plan, the Savings Plus Plan, due to the annual dollar limit on compensation and other limitations of the Internal Revenue Code, which are referred to collectively as the “statutory limits.” Participants in the SESP may defer up to 50% of base salary and up to 100% of any bonuses under the plan. This opportunity is in addition to a participant’s savings opportunity under the Savings Plus Plan (subject to statutory limits). Participants in the SESP are entitled to a Company-matching contribution that mirrors the 50% matching contribution by the Company up to 6% of salary under the Savings Plus Plan, except the statutory limits do not apply. SESP participants are entitled to a profit-sharing contribution that mirrors the Company’s discretionary profit-sharing contribution in the Savings Plus Plan (if any), as described above under caption “Qualified defined contribution retirement plan,” but only to the extent that statutory limits prevent such participants from receiving the contribution under the Savings Plus Plan.

The SESP provides participants with various investment alternatives, consisting primarily of mutual funds. The investments are only hypothetical investments, also referred to as phantom investments. The investment results for a participant are determined as if the contributions had actually been invested in the selected investment fund during the relevant time period.

The purpose of the SERP is to provide officers with the benefits that they are otherwise denied under the Cash Balance Pension Plan due to statutory limits. Because the Cash Balance Pension Plan is frozen, SERP participants no longer accrue basic credits under the SERP, but may accrue interest credits.

Benefits under the SERP are paid from SpartanNash’s general assets. There is no separate trust that has been established to fund benefits.

The following table provides certain information regarding participation of the named executive officers in our non-qualified deferred compensation plans.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions In Last FY(1)	Registrant Contributions In Last FY	Aggregate Earnings In Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last FYE(2)
David Staples	$89,625	$56,247	$12,299	$—	$1,140,226
Mark Shamber	—	—	—	—	—
Kathleen Mahoney	26,204	21,768	8,477	—	92,400
Theodore Adornato	18,588	19,935	118,837	—	595,481
Larry Pierce	73,692	21,934	53,159	—	464,702
Dennis Eidson	51,624	43,351	(7,939)	(1,365,629)	—
Tom Van Hall	—	—	—	—	—
Christopher Meyers	15,150	—	1,923	—	17,073

(1)	All of the amounts in this column are also reported as either “Salary” or “Non-Equity Incentive Plan Awards” in the Summary Compensation Table of this proxy statement.

(2)

The aggregate balance at last year-end shown in this column includes Company contributions in prior years which were reported as “All Other Compensation” on the Summary Compensation Table for the applicable year. Company contributions in prior years that have previously been reported for each named executive officer are as follows: $423,168 for Mr. Eidson, $220,155 for Mr. Staples, $121,347 for Mr. Adornato and $21,106 for Ms. Mahoney.

55	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Executive Employment Agreements

Each of SpartanNash’s executive officers other than Mr. Van Hall has an employment agreement with SpartanNash providing that if the officer’s employment is terminated by SpartanNash other than due to death, disability or cause (as defined in the employment agreement), or if the employment is terminated by the officer for good reason (as defined in the employment agreement), the officer will receive the payments and benefits described and quantified in the table on page 57. Due to the temporary nature of his engagement, the Company did not enter into an employment agreement or severance agreement with Mr. Van Hall.

Each Company employment agreement requires that the officer meet certain conditions to be eligible for severance pay, including execution of a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

Executives will not receive severance payments or benefits under the Executive Employment Agreements if they receive any payments or benefits under the Executive Severance Agreements, which are described below.

Executive Severance Agreements

The Company’s executive severance agreements provide that if the officer’s employment with SpartanNash terminates for reasons other than a nonqualifying termination (as described below) during the two-year period following a change in control (as described below) of SpartanNash, then the officer will receive the payments and benefits described and quantified in the table on page 59. For Messrs. Eidson, Staples, Pierce, and Adornato, the executive is required to accept up to a 10% reduction of severance benefits to avoid imposition of any excise tax imputed under the Internal Revenue Code. For Mr. Meyers, Mr. Shamber, and Ms. Mahoney, the agreement contains a “best net” provision, providing that severance benefits will be reduced to avoid any excise taxes, or paid in full subject to the executive paying the applicable excise taxes, whichever results in the higher payment to the executive on an after-tax basis.

SpartanNash will not provide benefits under the executive severance agreements in the event of a “nonqualifying termination.” A nonqualifying termination is defined in the agreements as any of the following: termination by SpartanNash for cause, termination by the officer (with notice to the Company) for any reason other than for good reason (as defined in the executive severance agreement), retirement of the officer, and death or disability of the officer.

The term “change in control” is defined in the executive severance agreements generally as (1) the acquisition by any person or group of 20% or more of the outstanding common stock or voting power of SpartanNash, (2) the majority of the Board being comprised of persons other than the current members of the Board or their successors whose nominations were approved by at least two-thirds of the Board, or (3) the effective time of certain mergers, reorganizations, plans of dissolution or sales of substantially all of SpartanNash’s assets.

The Company believes that the Executive Employment Agreements and Executive Severance Agreements help retain our executives and keep them focused on implementing our strategic plan

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EXECUTIVE COMPENSATION (cont’d)

during a time of increased competition, consolidation, and uncertainty in our industry. The agreements benefit the Company by enabling executives to remain focused on the business of the Company in uncertain times without the distraction of potential job loss.

The following table summarizes, for executives other than Mr. Eidson, the potential payments and benefits payable to each named executive officer upon termination for the reasons set forth below, assuming that the triggering event took place on December 30, 2017 (and that no change in control took place before the triggering event). Mr. Eidson retired on May 23, 2017, and the figures below represent the amounts he was entitled to in connection with his retirement. Mr. Van Hall and Mr. Meyers voluntarily terminated employment prior to year-end, and were not entitled to any payments in connection with such termination.

Potential Payments Upon Termination Not in Connection

With a Change in Control

	David Staples	Mark Shamber	Kathleen Mahoney	Theodore Adornato	Larry Pierce	Dennis Eidson
Termination Other than for Retirement, Death, Disability or Cause(1)(2)
Lump-Sum Salary Payment(3)	$800,000	$440,000	$450,000	$380,000	$375,000	$—
Health Coverage Reimbursement (COBRA)(4)	20,878	20,878	6,606	6,843	14,405	—
Outplacement Assistance	10,000	10,000	10,000	10,000	10,000	—
TOTAL	$830,878	$470,878	$466,606	$396,843	$399,405	$—
Retirement(5)(6)(7)
Restricted Stock Vesting(8)	1,323,782	—	533,333	427,680	437,979	3,865,959
Annual Cash Incentive Award(9)	394,791	47,498	124,047	65,438	103,373	200,384
Long-Term Cash Incentive Award(10)	408,116	—	150,121	146,702	148,493	408,116
TOTAL	$2,126,689	$47,498	$807,501	$639,820	$689,845	$4,474,459
Death or Disability
Restricted Stock Vesting(8)	1,323,782	—	533,333	427,680	437,979	—
Annual Cash Incentive Award(9)	394,791	47,498	124,047	65,438	103,373	—
Long-Term Cash Incentive Award(11)	578,649	—	185,933	178,933	182,599	—
TOTAL	$2,297,222	$47,498	$843,313	$672,051	$723,951	$—

(1)

Under the Employment Agreements, the Company will provide severance payments and benefits only if the named executive officer is terminated by the Company at will (i.e., not for death, disability, or “cause” as defined in the agreements), or if the executive terminates the employment for “good reason,” as defined in the Employment Agreements.

(2)	Any named executive officer who is terminated for cause (as defined in the Employment Agreements) will receive only salary and benefits accrued as of the date of termination.

57	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

(3)

The Employment Agreement with each named executive officer requires lump-sum payment of an amount equal to the executive’s salary for a period of fifty-two weeks following the week in which the employment terminates.

(4)

The amounts would be paid as reimbursement by the Company to the executive for the COBRA continuation coverage premium necessary to continue the named executive officer’s then-current health, dental, vision, and prescription drug coverage (for the executive and any dependents) for a period of 52 weeks following termination.

(5)

Under the terms of the Executive Plan and the Company’s equity incentive plans, an associate is eligible for retirement after attaining age 65, or age 55 if the associate has 10 years of service. Mr. Eidson retired in May 2017. Mr. Staples, Ms. Mahoney, and Mr. Adornato are eligible for retirement status. None of the other named executive officers are eligible for retirement, and would therefore not receive the payments set forth under the caption “Retirement.” For those officers, the amounts set forth under “Retirement” are provided solely for the purpose of illustrating the payments that would be made if the named executive officers were eligible for retirement as of December 30, 2017.

(6)	Benefits under the SERP and Cash Balance Pension Plan are described in the “Pension Benefits” and “Non-Qualified Deferred Compensation” sections of this proxy statement.

(7)

Under the terms of each stock option grant to our named executive officers, a participant that retires as an associate of the Company may exercise any options granted under the Plan according to their terms during the remaining term of the options. If a participant dies or becomes disabled, then any options that are not exercisable at the time of the death or disability are forfeited. As of the date of this proxy statement, all outstanding options are fully vested and exercisable.

(8)

Under the terms of the Company’s stock incentive plans, if a Plan participant becomes disabled or dies, then the participant will receive a pro-rata portion of any unvested restricted stock, but the plans also permit the Compensation Committee, in its sole discretion, to waive any restrictions remaining on any remaining shares of restricted stock before or after the death, retirement, or disability of the participant. Pursuant to its discretionary authority, the Compensation Committee has included in the terms and conditions of each grant of restricted stock to the named executive officers a provision for the automatic vesting of restricted stock upon the death or disability of the named executive officer.

(9)

In the event of retirement, death, or disability before the completion of the performance period, the named executive officer will earn a pro-rata portion of the award based on the number of weeks of employment during the performance period. Any earned amount of the annual cash incentive award was earned as of the end of 2017 (the date of the assumed triggering event) and is included in the Non-Equity Incentive Compensation reported in the Summary Compensation Table.

(10)

If a named executive officer retires during the performance period, then the payout, if any, will be the amount the officer would have earned had he remained employed with the Company for the full performance and vesting period based on actual performance results, paid on a pro-rated basis according to the length of employment during the performance period. If an officer retires after the performance period but before the vesting date, the earned portion of the award, if any, will be paid in full. The amounts reported in the table are based on projected performance for fiscal 2018 and 2019.

(11)

If a named executive officer dies or becomes disabled with 12 months or more remaining in the performance period, the target bonus will be paid on a pro-rata basis based on the length of employment during the performance period. If an officer dies or becomes disabled with less than 12 months remaining in the performance period, the payout, if any, will be paid based on actual performance results on a pro-rata basis based on the length of employment during the performance period. If an officer dies or becomes disabled after the performance period, any earned portion of the award will be paid. The amounts reported in the table are based on projected performance for fiscal 2018 and 2019.

58	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The following table summarizes the potential payments and benefits payable to each of SpartanNash’s named executive officers upon termination after a change of control of the Company, assuming that the change in control and termination took place on December 30, 2017. Mr. Eidson, Mr. Van Hall, and Mr. Meyers all voluntarily terminated employment prior to year-end. Therefore, none of them would have been eligible for any benefits as a result of a change in control occurring on the assumed triggering date.

Potential Payments Upon Termination in Connection

With a Change in Control

	David Staples	Mark Shamber	Kathleen Mahoney	Theodore Adornato	Larry Pierce
Lump Sum Payment(1)	$3,754,791	$1,543,498	$1,519,047	$1,243,438	$1,265,873
Long-Term Cash Incentive Award(2)	754,222	—	265,892	258,892	262,559
Acceleration of Options(3)	—	—	—	—	—
Acceleration of Restricted Stock(3)	1,323,782	—	533,333	427,680	437,979
Cash Balance Pension Plan Benefit and SERP Benefit(4)	9,270	—	—	3,722	342
Continued Benefits(5)	98,330	99,567	45,747	45,012	90,064
Outplacement Services(6)	25,000	25,000	25,000	25,000	25,000
Adjustment to Avoid Tax Gross-Up(7)	—	—	—	—	(122,072)
Excise Tax Gross-Up(7)(8)	2,505,791	—	—	—	—
TOTAL	$8,471,186	$1,668,065	$2,389,019	$2,003,744	$1,959,745

(1)

Under the Executive Severance Agreements, the officer is entitled to receive a lump sum payment equal to the sum of: (a) the executive’s unpaid base salary through the date of termination, (b) any unpaid annual incentive awards that have been earned and become payable, (c) a pro-rata portion of the executive’s target bonus under the Incentive Plan for the year of termination, and (d) an amount equal to twice the sum of: (i) the higher of the executive’s annual base salary rate as of the date of termination and base salary on the date before the change in control; and (ii) the higher of the executive’s current year target bonus under the Incentive Plan (with such calculations to be made as though the target level has been achieved) and the current-year forecasted bonus under the Incentive Plan as of the Date of Termination. If the Board of Directors has not established a target bonus under the Incentive Plan for the current year at the time of the change in control, then the previous year’s target bonus will be used to determine the amounts described above in clauses (c) and (d)(ii).

(2)

Under the terms set forth in the letter agreement governing each named executive officer’s long-term cash incentive award, upon a change in control of the Company during the performance period, the officer will earn a long-term cash incentive award equal to the greater of the target amount or the projected earned amount of the award based on the Company’s performance as of the date of the change in control, to be paid on a pro-rata basis for the length of employment during the performance period prior to the change in control. If a change in control follows the performance period, any earned but unvested portion of the award will be payable in full upon the earliest to occur of the termination of the officer’s employment for any reason, the applicable vesting date, or the date that is the 15th day of the third month following the change in control. The amounts reported in the table reflect projected performance for fiscal 2018 and 2019.

(3)

Upon a change in control, the officer’s unvested stock options will vest and unvested shares of restricted stock will vest. Because any options held by the named executive officers were fully vested as of December 30, 2017, no options would be accelerated.

(4)

For named executive officers who participate in the frozen Cash Balance Pension Plan, the Executive Severance Agreement calls for a lump sum payment equal to: (a) the difference between the officer’s SpartanNash Cash Balance Pension Plan account balance on the date of termination and the amount he or she would have been entitled to receive under the SpartanNash Cash Balance Pension Plan, assuming the officer was fully vested under the Plan and had continued

59	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

employment and years of service coverage for 24 additional months; and (b) the difference between the named executive officer’s SERP account balance as of the date of employment termination and the account balance if the executive remained employed for 24 additional months.

(5)

Under the Executive Severance Agreements, each named executive officer will receive reimbursement for the following benefits (a) for 24 months, all health, dental and prescription drug benefits for the officer and his or her family; (b) for 12 months, tax and financial planning benefits; and (c) for 24 months, Company funded life insurance coverage. The reimbursement amount also includes an amount necessary to eliminate the income tax cost to the named executive officer resulting from any conversion of such benefits from non-taxable employee benefits to taxable reimbursements.

(6)	Under the Executive Severance Agreement, the named executive officer is entitled to outplacement assistance in an amount not to exceed $25,000.

(7)

Upon a change in control, associates may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. For Messrs. Staples, Adornato, and Pierce, the Executive Severance Agreements requires the Company to reimburse the executive for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes (the “Excise Tax Gross-Up”), except that such executives will be required to accept up a reduction of up to 10% of severance benefits to avoid imposition of any excise tax imputed pursuant to IRC Sections 280G and 4999. The agreements with Ms. Mahoney and Mr. Shamber contain a “best net” provision, providing that severance benefits will be reduced to avoid any excise taxes, or paid in full subject to the executive paying the applicable excise taxes, whichever results in the higher payment to the executive on an after-tax basis.

(8)

The calculations used to determine potential excise tax liability under Section 280G are based on an excise tax rate of 20%, a 40.78% effective federal income tax rate, a 2.35% Medicare tax rate and applicable state income tax rates.

Pay Ratio Disclosure

Our CEO to median employee pay ratio is calculated in accordance with SEC rules. We identified our median employee by using total cash compensation as our consistently applied cash compensation measure. We used December 30, 2017, the last day of our fiscal year, as the measurement date. After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table in this proxy statement. The amount calculated in this manner was $22,155. Our CEO’s total compensation, as reported in the Summary Compensation Table, was $2,374,401. Our 2017 CEO to median employee pay ratio is 107:1.

60	SpartanNash Company Proxy Statement

COMPENSATION OF DIRECTORS

The Nominating and Corporate Governance Committee evaluates whether the Company’s non-employee directors are fairly compensated for their services to the Company. Employee directors do not receive compensation for service as a director. In making director compensation decisions, the Committee is guided by three basic principles:

•	compensation should fairly pay directors for services expected of a director of a company of similar size and scope to the Company;

•	compensation should align directors’ interests with the long-term interests of shareholders; and

•	the structure of the compensation should be transparent and easy for shareholders to understand.

The Committee conducts periodic reviews of non-employee director compensation with these guiding principles in mind.

The Company does not pay meeting fees. The director compensation structure for 2017 was as follows:

•	All non-employee Directors (other than the Chairman): $75,000 cash retainer and $105,000 equity award;

•	Non-employee Chairman of the Board: $165,000 cash retainer and $115,000 equity award;

•	Lead Independent Director: additional $25,000 cash retainer;

•	Audit Committee Chair: $20,000 cash retainer;

•	Audit Committee Members: $12,500 cash retainer;

•	Compensation Committee Chair: $20,000 cash retainer;

•	Compensation Committee Members $10,000 cash retainer;

•	Nominating & Governance Committee Chair: $15,000 cash retainer; and

•	Nominating & Governance Committee Members: $7,500 cash retainer.

The Company has established stock ownership guidelines for non-employee directors to help align the interests of directors with those of our shareholders. Under these guidelines, each director is expected to acquire and continue to hold shares of the Company’s common stock having an aggregate market value that equals or exceeds five times the rate of the regular annual retainer then in effect for non-employee directors who are not chairs. Each director is expected to achieve the target ownership level within five years of becoming a director.

61	SpartanNash Company Proxy Statement

COMPENSATION OF DIRECTORS (cont’d)

The following table provides information concerning the compensation of non-executive directors for SpartanNash’s last completed year.

DIRECTOR COMPENSATION

Name	Fees Earned Or Paid in Cash	Stock Awards(1)(2)	Total(3)
M. Shân Atkins	$95,000	$104,653	$199,653
Mickey P. Foret	115,000	104,653	219,653
Dr. Frank M. Gambino	87,500	104,653	192,153
Douglas A. Hacker	107,500	104,653	212,153
Yvonne R. Jackson	112,500	104,653	217,153
Elizabeth A. Nickels	87,500	104,653	192,153
Timothy J. O’Donovan	117,500	104,653	222,153
Hawthorne L. Proctor	87,500	104,653	192,153
Dennis Eidson	82,500	90,100	172,600
William R. Voss	92,500	104,653	197,153

(1)

These amounts represent the portion of the grant date fair value of restricted stock determined in accordance with ASC 718. For details regarding the assumptions used in the valuation of share-based awards, see Note 14, Stock-Based Compensation, to the audited financial statements of SpartanNash contained in the Company’s Report on Form 10-K for the period ended December 30, 2017.

(2)

On March 1, 2017 each non-executive director was issued 3,009 shares of restricted stock pursuant to the Stock Incentive Plan of 2015, which vested on March 1, 2018. Each award had a grant date fair value of $34.78 per share (for an aggregate value of $104,653). On August 22, 2017 Mr. Eidson was awarded a mid-year award of 3,636 shares of restricted stock pursuant to the Stock Incentive Plan of 2015, which vested on March 1, 2018. The award had a grant date fair value of $24.78 per share (for an aggregate value of $90,100).

(3)	The following table presents the number of outstanding shares of restricted stock and outstanding stock options held by each current non-executive director as of December 30, 2017:

Name	Shares of Restricted Stock Outstanding	Shares Underlying Options (Exercisable)	Shares Underlying Options (Non-Exercisable)
M. Shân Atkins	3,009	8,276	—
Mickey P. Foret	3,009	—	—
Dr. Frank M. Gambino	3,009	3,600	—
Douglas A. Hacker	3,009	—	—
Yvonne R. Jackson	3,009	—	—
Elizabeth A. Nickels	3,009	8,276	—
Timothy J. O’Donovan	3,009	8,276	—
Hawthorne L. Proctor	3,009	—	—
Dennis Eidson	3,636	—	—
William R. Voss	3,009	—	—

62	SpartanNash Company Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Hacker, Ms. Jackson, Mr. O’Donovan and Mr. Voss served as members of the Compensation Committee during 2017. None of the above members of the Compensation Committee was an officer or associate of SpartanNash or formerly an officer of SpartanNash. None of SpartanNash’s executive officers served as a member of a compensation committee (or board committee performing a similar function) for another entity, or served as a director of another entity with an executive officer that serves on the SpartanNash Board of Directors.

63	SpartanNash Company Proxy Statement

COMPENSATION COMMITTEE REPORT

Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in SpartanNash’s annual report on Form 10- K and proxy statement.

Respectfully submitted,

Yvonne R. Jackson, Chair

Douglas A. Hacker

Timothy J. O’Donovan

William R. Voss

64	SpartanNash Company Proxy Statement

TRANSACTIONS WITH RELATED PERSONS

SpartanNash recognizes that transactions with related persons can present potential or actual conflicts of interest. Accordingly, the Company has adopted written policies and procedures intended to ensure that potential conflicts of interests are identified, reviewed, approved, and disclosed as necessary. The Company has regular communications with related persons and relevant associates regarding these policies.

It is the responsibility of SpartanNash’s management to conduct an appropriate review of all transactions with “related persons” (as defined by Nasdaq and SEC rules) for potential conflicts of interest situations on an ongoing basis. Pursuant to Nasdaq Listing Rule 5630 and the Audit Committee Charter, the Audit Committee must evaluate and approve every proposed transaction with a related person. For any proposed transaction in which a director has an interest, SpartanNash’s general policy is that the director may proceed with the transaction only if the material facts of the transaction and the director’s interest in the transaction have been disclosed to the Audit Committee of the Board, the Audit Committee determines that the transaction is fair to SpartanNash, and the transaction is approved by the Audit Committee. There are no established criteria for evaluating such transactions, and the Audit Committee may consider any information or factors as it deems appropriate in making this determination. However, the Audit Committee may not determine that the proposed transaction is “fair” to the Company unless it determines that the transaction will be made on terms no less favorable than those offered generally to entities that are not affiliated with any director.

Directors and executive officers are required to complete an annual written questionnaire that solicits information regarding any direct or indirect interest that they or members of their family may have in any transaction or series of transactions involving the Company and having a value of $120,000 or more. Directors and executive officers are required to promptly update the Company of any change in the information provided by them in the questionnaire.

SpartanNash has adopted a written conflict of interest policy that requires all associates to report actual and potential conflicts of interest to the Company’s internal auditor.

There were no related person transactions requiring disclosure under SEC rules during 2017 or the current year to the date of this proxy statement.

65	SpartanNash Company Proxy Statement

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires SpartanNash’s directors and officers and persons who beneficially own more than 10% of the outstanding shares of SpartanNash common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish SpartanNash with copies of all Section 16(a) reports they file with the SEC. SpartanNash and its legal counsel file Forms 4 and other reports under Section 16(a) on behalf of directors and executive officers to report transactions with the Company under our compensation and benefit plans. Based solely on our review of the copies of such reports received by us, and written representations from certain reporting persons that no reports on Form 5 were required for those persons for 2017, we believe that there have been no failures to timely file required reports by our directors and officers, except that due to administrative errors, the Company filed a late Form 4 on each of December 7, 2017 and February 7, 2018 on behalf of Dennis Eidson, with each form reporting one transaction.

66	SpartanNash Company Proxy Statement

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2019 Annual Meeting, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by the Company at its principal executive offices not later than December 12, 2018. Shareholder proposals intended for consideration for inclusion in our proxy statement and form of proxy relating to that meeting should be made in accordance with SEC Rule 14a-8.

All shareholder proposals must comply with the notice provisions set forth in SpartanNash’s bylaws which require that a written notice of a proposal to be considered at the Company’s 2019 Annual Meeting must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than December 12, 2018, if the meeting is held within 30 days of the calendar date of the 2018 Annual Meeting. In the event that the date of the 2019 meeting changes by more than 30 days from the calendar date of the 2018 Annual Meeting, written notice of a proposal must be delivered not more than seven days after the date of the notice of the meeting. To be effective, such a notice must comply fully with the bylaws. You should address all shareholder proposals to the attention of our Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700.

Shareholder Nominations of Director Candidates

Under our restated articles of incorporation, a shareholder of record may nominate a person for election as a director at a meeting of shareholders at which directors will be elected if, and only if, the shareholder has delivered timely notice to the Secretary of SpartanNash setting forth:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of SpartanNash stock that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•

any other information concerning each nominee that would be required under the rules of the Securities and Exchange Commission (“SEC”) in a proxy statement soliciting proxies for the election of those nominees.

The Nominating and Corporate Governance Committee will consider every nominee proposed by a shareholder that is received in a timely manner in accordance with these procedures and report each such nomination, along with the Nominating and Corporate Governance Committee’s recommendations, to the full Board of Directors.

To be timely, a shareholder’s notice must be delivered to or mailed and received at SpartanNash’s principal executive offices at least 120 days before the date of notice of the meeting in the case of an annual meeting of shareholders, or not more than seven days following the date of notice of the meeting in the case of a special meeting of shareholders. Any nomination that does not comply with these procedures will be void.

The Nominating and Corporate Governance Committee may also, in its discretion, consider shareholders’ informal recommendations of possible nominees. Shareholders may send such informal recommendations to the Committee by directing them to SpartanNash in care of the Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518.

67	SpartanNash Company Proxy Statement

SOLICITATION OF PROXIES

We will initially solicit proxies by mail and by making our proxy materials available on the Internet. In addition, directors, officers and associates of SpartanNash and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners. We have engaged Georgeson Inc. at an estimated cost of $7,500, plus expenses and disbursements, to assist in solicitation of proxies.

68	SpartanNash Company Proxy Statement

SpartanNash Company

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Eastern time on May 23, 2018.

Vote by Internet
• Go to www.envisionreports.com/SPTN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN

THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - M. Shân Atkins	☐	☐	02 - Dennis Eidson	☐	☐	03 - Frank M. Gambino	☐	☐

	04 - Douglas A. Hacker	☐	☐	05 - Yvonne R. Jackson	☐	☐	06 - Matthew Mannelly	☐	☐

	07 - Elizabeth A. Nickels	☐	☐	08 - David M. Staples	☐	☐	09 - Hawthorne L. Proctor	☐	☐

	10 - Gregg A. Tanner	☐	☐	11 - William R. Voss	☐	☐

		For	Against	Abstain
2.	Say on Pay - Advisory approval of the Company’s executive compensation.	☐	☐	☐

3.	Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the current fiscal year.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

2018 Annual Meeting Admission Ticket

2018 Annual Shareholders Meeting of

SpartanNash Company

Wednesday, May 23, 2018, 9:00 am Eastern Time

JW Marriott Hotel Grand Rapids

235 Louis St. NW, Grand Rapids, Michigan 49503

Admission Ticket Information

SpartanNash Company will be holding its Annual Meeting of Shareholders on May 23, 2018. The Company’s proxy statement provides information regarding the matters that are expected to be voted on at the meeting. Your vote is important to us. Even if you plan to attend the meeting, please read the enclosed materials and vote through the Internet, by telephone or by mailing the Proxy Card below.

If you plan to attend the Annual Meeting of Shareholders, you will need to present this ticket or your notice of availability of proxy materials and photo identification to gain entrance to the meeting.

PLEASE NOTE THAT GIFT BAGS, PRODUCT SAMPLES AND REFRESHMENTS ARE NOT OFFERED AT THE MEETING. THERE WILL NOT BE A BUSINESS PRESENTATION AT THE MEETING.

Upon arrival, please present this admission ticket or your notice of availability of proxy materials and photo identification at the registration desk. You should send in your proxy or vote electronically even if you plan to attend the meeting.

Telephone and Internet Voting.

On the reverse side of this card are instructions on how to vote through the Internet or by telephone. Please consider voting through one of these methods. Your vote is recorded as if you mailed in your Proxy. We believe voting through the Internet or by telephone is convenient, and it also saves money.

Thank you in advance for your participation in our 2018 Annual Meeting.

SpartanNash Company

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — SpartanNash Company

Notice of 2018 Annual Meeting of Shareholders

JW Marriott Hotel Grand Rapids

235 Louis St. NW

Grand Rapids, Michigan 49503

Proxy Solicited by Board of Directors for Annual Meeting - May 23, 2018

Dennis Eidson and David M. Staples, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of SpartanNash Company to be held on May 23, 2018 or at any postponement or adjournment thereof.

If this Proxy is properly executed, the shares represented by this Proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all nominees named on this proxy as directors, and FOR the approval of the proposals identified in this Proxy.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

This card also serves as voting direction to Fidelity Management Trust Company (“Fidelity”), as trustee of the SpartanNash Company Savings Plus Plan and the SpartanNash Company Savings Plus Plan for Union Associates. Shares held in these plans will be voted by Fidelity as directed by the plan participants. Unless otherwise required by law, shares for which Fidelity has not received voting instructions by three business days prior to the meeting date will not be voted.